EXHIBIT 10.1


                              AMENDED AND RESTATED

                              INVESTMENT AND MASTER

                        STRATEGIC RELATIONSHIP AGREEMENT



                                     BETWEEN



                                   SYNTHELABO


                                       AND


                               ANGEION CORPORATION

                        --------------------------------



                           DATED AS OF OCTOBER 9, 1997

Note: Portions of this exhibit marked with "X's" have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A copy of this exhibit in its entirety has been filed separately with the Securities and Exchange Commission.


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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I.  Definitions........................................................1

ARTICLE II.  Purchase and Sale of Shares and Warrants.........................13

              2.1.   Purchase and Sale of the Initial Shares and Warrants.....13
              2.2.   Purchase and Sale of Additional Shares and Warrants......18
              2.3.   Share Ownership Maintenance Rights.......................22
              2.4.   Anti-Dilution Provisions.................................23

ARTICLE III.  Representations and Warranties..................................30

              3.1.   Representations and Warranties of the Company............30
              3.2.   Representations and Warranties of Investor...............34

ARTICLE IV.  Covenants........................................................36

              4.1.   Covenants of the Company.................................36
              4.2.   Covenants of the Investor................................39
              4.3.   Mutual Covenants.........................................45

ARTICLE V.  Additional Agreements.............................................47

              5.1.   Indemnification..........................................47
              5.2.   XXXXXXXXXXXXXXXXXXXXX....................................48
              5.3.   XXXXXXXXXXXXXXXXXXXXX....................................48
              5.4.   Distribution Agreements..................................49
              5.5.   Third Party Financing....................................49

ARTICLE VI.  Deferred Closing and Supplemental Closing Conditions.............49

              6.1.   Investor Conditions......................................49
              6.2.   Company Conditions.......................................50

ARTICLE VII.  Registration Rights.............................................51

              7.1.   Definitions..............................................51
              7.2.   Demand Registration......................................51
              7.3.   Incidental Registration..................................53
              7.4.   Registration Procedures..................................55
              7.5.   Indemnification..........................................57
              7.6.   Registration Rights Granted to Third Parties.............60

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ARTICLE VIII.  Miscellaneous..................................................60

              8.1.   Fees and Expenses........................................60
              8.2.   Legend...................................................60
              8.3.   Survivability............................................61
              8.4.   Severability.............................................61
              8.5.   Specific Enforcement; Consent to Jurisdiction............61
              8.6.   Dispute Resolution Procedures............................63
              8.7.   Brokers..................................................66
              8.8.   Entire Agreement; Amendments.............................66
              8.9.   Notices..................................................66
              8.10.   No Waiver...............................................67
              8.11.   Heading.................................................68
              8.12.   Successors and Assigns..................................68
              8.13.   No Third Party Beneficiaries............................68
              8.14.   Governing Law...........................................68
              8.15.   Further Assurances......................................68
              8.16.   English Language Controls...............................68
              8.17.   Relationship of the Parties.............................69
              8.18.   Confidentiality; Publicity..............................69
              8.19.   Number and Gender of Words..............................70
              8.20.   Interpretation..........................................70
              8.21.   Counterparts............................................71

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         AMENDED AND RESTATED INVESTMENT AND MASTER STRATEGIC RELATIONSHIP
AGREEMENT dated as of October 9, 1997 among SYNTHELABO, a societe anonyme (the "Investor"), and ANGEION CORPORATION, a Minnesota corporation (the "Company").

         A. The Investor and the Company believe that a more extensive business relationship between them would be mutually advantageous.

         B. As part of such business relationship, the Parties desire that the Investor become a long-term equity investor in the Company by purchasing shares of the Company's common stock (the "Common Stock") and warrants (the "Warrants") to purchase shares of Common Stock, for an aggregate purchase price of $30,000,000, on the terms and conditions set forth herein.

         C. In connection with the Investor becoming a long-term investor in the Company, the Company will enter into various agreements with Affiliates of the Investor including ELA Medical, a societe anonyme ("ELA"), and the Company and the Investor desire to define certain aspects of the overall relationship between the groups of companies.

         NOW, THEREFORE, the Parties hereto agree as follows:


                                   ARTICLE I.

                                   Definitions

         As used in this Agreement, the following terms shall be defined as follows::

         "Accredited Investor" shall have the meaning set forth in section
3.2(d).

         "Acquisition Event" shall have the meaning set forth in section 4.2(g).

         "Affiliate(s)" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question, but only for so long as such relationship exists. As used herein, the term "control" shall mean the ability to direct the business of a company and shall be presumed in the case of ownership, directly or indirectly, of shares of stock having at least fifty percent (50%) of the voting power entitled to vote for the election of directors in the case of a corporation, and at least fifty percent (50%) of the voting power and interest in profits in the case of a business entity other than a corporation, or only if less than fifty percent (50%) of the voting power and interest in profits is permitted by Applicable Law, the maximum amount allowed in the country in question (so long as the holder otherwise retains the ability to direct the business of the entity). The Parties acknowledge and agree that neither L'Oreal nor the Joint Venture shall be deemed to be included within the term

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"Affiliate" for any purposes under this Agreement unless otherwise expressly provided in this Agreement.

         "AIMD" shall mean Directive 90/385/EEC Relating to Active Implantable Medical Devices and all regulations, guidelines or guidance issued thereunder.

         "Angeion JV Manufacturing and Supply Agreement" shall have the meaning set forth in section 2.1(b)(ii)(A)(5).

         "Applicable Laws" shall mean all foreign, federal, state and local laws, statutes, rules and regulations which have been enacted by a Governmental Authority and are in force as of the date hereof or which are enacted by a Governmental Authority and come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

         "Articles of Incorporation" shall have the meaning set forth in section 3.1(c).

         "Bankruptcy" shall mean with respect to any Person (A) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or
(ii) a decree or order adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under any Applicable Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of such Person's property, or ordering the winding up or liquidation of the affairs of such Person and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 30 consecutive days or (B) the commencement by such Person of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any Applicable Law, or the consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of such Person's property, or the making by such Person of an assignment for the benefit of creditors, or the admission by such Party in writing of its inability to pay its debts generally as they become due, or the taking of corporate or other action by such Person in furtherance of any such action or the calling of a meeting of creditors of the Person or appointment of a committee of creditors or liquidating agents with respect to such Person or its assets, or any offering of a

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composition of or extension to creditors with respect to such Person or its assets, with or without the consent or acquiescence of such Person.

         "Beneficially Owns" or any derivation of such term shall have the same meaning as set forth in Rule 13d-3 under the Exchange Act, and shall include, with respect to the Investor, all Shares underlying exercisable Warrants issued pursuant to this Agreement but shall exclude (i) any rights existing under the Rights Agreement, and (ii) any Shares that may be purchaseable by or issuable to (as applicable) the Investor pursuant to Sections 2.3, 2.4 or Section 4.2(b)(ii) until such Shares are so issued or purchased.

         "Best Efforts" shall be determined under New York law and shall mean such efforts as are consistent with efforts made by businesses of similar size and resources in a similar circumstance and context, to achieve a particular result in a timely manner, but shall not require a party to take actions that would be commercially unreasonable to such party in the circumstances.

         "By-laws" shall have the meaning set forth in section 3.1(c).

         "Cardiac Stimulation Device" shall mean an implantable medical device for electrically stimulating or shocking the heart which is suitable for use by or with human patients. The term "Cardiac Stimulation Device" includes, without limitation: cardiac pacemakers, antitachycardia pacemakers, cardioverters and defibrillators, including combinations thereof ("such devices"), pulse generators and other waveform generators for such devices; electronic and mechanical components, including without limitation, batteries and capacitors to the extent these components are used for or with such devices; mechanisms for coupling such generators in a stimulating, shocking or sensing relationship to the heart including without limitation leads, electrodes, and sensors; and data dispensing, processing and gathering systems for such devices, including without limitation programmers, pacing system analyzers, defibrillation system analyzers, testers, encoders, decoders, transmitters, receivers, and computer software-controlled systems, including all related software; and internal, but not external, holter monitors used for recording heart rhythms (even though such internal holter monitors do not electrically stimulate the heart). The term "Cardiac Stimulation Device" excludes, by way of example and not limitation, muscle stimulators, nerve stimulators, bone growth stimulators, cardiomyoplasty stimulators and associated devices, arrhythmia mapping devices, imaging technology, angioplasty devices, catheter ablation systems, and temporary external pacemakers and defibrillators; and EKG monitors (other than pacing programmers) which are standalone, non-ambulatory and not intended for transtelephonic monitoring.

         "Change of Control" shall be deemed to have occurred in either of the following circumstances:

                  (i) with respect to the Company, if (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, an Affiliate of the Company, any trustee or other fiduciary holding securities under any compensatory benefit plan of the Company or an Affiliate of the Company, or any entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing XXXXXXXXXXXXXX or more of the Company's then outstanding Voting Securities; (B) during any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the board of directors of the Company, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C), or (D) of this paragraph whose election by the board of directors of the Company or nomination for election by the Company stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved), cease for any reason to constitute at least a majority of the board of directors of the Company; (C) a merger or consolidation of the Company with any other corporation which is not an Affiliate of the Company is consummated, other than a merger that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the Voting Securities of the Company (or the comparable voting securities of such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company or such Affiliate (or similar transaction) in which no person acquires more than XXXXXXXXXXXXXX of the combined voting power of the Company's then outstanding Voting Securities shall not constitute a "Change in Control" of the Company; or (D) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets is consummated; and

                  (ii) with respect to the Investor, if any Person, other than Investor or an Affiliate of Investor acquires, directly or indirectly, all or substantially all of the Cardiac Stimulation Device business of Investor, whether through a merger or the acquisition of stock and/or assets, as such business is currently conducted through ELA, and various other Affiliates of Investor, including ELA Medical, Inc., a Delaware corporation, and as such business may hereafter be conducted through such entities or other Affiliates of Investor.

         "Clinical Services Agreement" shall have the meaning set forth in section 2.1(b)(ii)(A)(3).

         "Common Stock" shall have the meaning set forth in Recital B.

         "Company Securities" shall mean the Company's Common Stock or securities (including options, warrants or rights) convertible into, exchangeable for or exercisable for shares of Common Stock.

         "Composite Tape" shall have the meaning set forth in section
2.1(a)(ii).

         "Confidential Information" shall mean technical and business information relating to a Party's Intellectual Property Rights, trade secret processes or devices, techniques, data, formula, inventions (whether or not patentable) or products, research and development (including research subjects, methods and results), production, manufacturing and engineering processes, computer software, costs, profit or margin information, pricing policies, confidential market information, finances, customers, distribution, sales, marketing, and production and future business plans and any other information of a "confidential" nature, specifically including, without limitation, any information that is identified orally or in writing by the disclosing party to be confidential, or that the receiving party should reasonably understand under the circumstances to be a trade secret of the disclosing party or information of a similar nature that is not generally known to the public.

         "Convertible Securities" shall have the meaning set forth in section 2.4(g)(i).

         "Deferred Closing" shall mean the Second Investment Closing, the Third Investment Closing and/or the Fourth Investment Closing, as applicable.

         "Deferred Closing Date" shall mean the Second Investment Closing Date, the Third Investment Closing Date and/or the Fourth Investment Closing Date, as applicable.

         "Deferred Market Price" shall mean the Initial Market Price, the Second Investment Market Price, the Third Investment Market Price or the Fourth Investment Market Price, as applicable.

         "Demand for Arbitration" shall have the meaning set forth in section 8.6(a).

         "Disinterested Directors" shall have the meaning set forth in section 4.2(e).

         "ELA JV Supply Agreement" shall have the meaning set forth in section 2.1(b)(ii)(5).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Fair Market Value Price" shall have the meaning set forth in section 2.4(e).

         "FDA" shall mean the Federal Food and Drug Administration.

         "FDA Act" shall mean the United States Food, Drug and Cosmetic Act of 1938, as amended from time to time and any applicable regulations under such Act governing manufacturing practices.

         "XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX" shall have the meaning set forth in section 2.1(e)(i).

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         "Fourth Investment Closing" shall have the meaning set forth in section
2.2(c)(iii).

         "Fourth Investment Closing Date" shall have the meaning set forth in section 2.2(c)(iii).

         "Fourth Investment Market Price" shall have the meaning set forth in section 2.2(c)(ii).

         "Fourth Investment Purchase Price" shall have the meaning set forth in section 2.2(c)(i)(A).

         "Fourth Investment Share Price" shall have the meaning set forth in section 2.2(c)(i)(A).

         "Fourth Investment Shares" shall have the meaning set forth in section 2.2(c)(i)(A).

         "Fourth Investment Warrants" shall have the meaning set forth in section 2.2(c)(i)(B).

         "Fully Diluted Basis" shall mean based on the assumption that all options, warrants, or other rights to receive securities have been exercised or converted, as applicable, and shall include all Shares underlying exercisable Warrants issued pursuant to this Agreement but shall exclude (i) any rights existing under the Rights Agreement, and (ii) any Shares that may be purchaseable by or issuable to (as applicable) the Investor pursuant to Sections 2.1, 2.2, 2.3, 2.4 or Section 4.2(b)(ii) until such Shares are so issued or purchased.

         "Future Financing" shall have the meaning set forth in Section 2.3(a).

         "Governmental Authority" shall mean any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the FDA.

         "group" shall have the meaning set forth in section 4.2(b)(i)(C).

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Holder" shall have the meaning set forth in section 7.1.

         "Holder Securities" shall have the meaning set forth in section 7.3.

         "ICD" shall mean implantable cardioverter defibrillator.

         "Indemnified Party" shall have the meaning set forth in section 7.5.

         "Indemnifying Party" shall have the meaning set forth in section 7.5.

         "Indemnitee" shall have the meaning set forth in section 5.1(c).

         "Indemnitor" shall have the meaning set forth in section 5.1(c).

         "Initial Anti-Dilution Period" shall have the meaning set forth in section 2.4.

         "Initial Closing" shall have the meaning set forth in section
2.1(b)(i).

         "Initial Closing Date" shall have the meaning set forth in section 2.1(b)(i).

         "Initial Market Price" shall have the meaning set forth in section 2.1(a)(ii).

         "Initial Purchase Price" shall have the meaning set forth in section 2.1(a)(i)(A).

         "Initial Share Price" shall have the meaning set forth in section 2.1(a)(i)(A).

         "Initial Shares" shall have the meaning set forth in section 2.1(a)(i)(A).

         "Initial Warrants" shall have the meaning set forth in section 2.1(a)(i)(B).

         "Initially Proposed Securities" shall have the meaning set forth in section 7.3.

         "Initiating Party" shall have the meaning set forth in section 8.6(d).

         "Intellectual Property Rights" shall mean any patent, copyright, registered design, trademark or other industrial or intellectual property right owned or otherwise enforceable pursuant to license or otherwise by any Person, and applications for any of the foregoing.

         "Intercompany Services Agreement" shall have the meaning set forth in section 2.1(b)(ii)(A)(4).

         "Investment Price" shall mean the Initial Share Price, the Second Investment Share Price, the Third Investment Share Price or the Fourth Investment Share Price, as applicable.

         "Investor's Rights Termination Date" shall mean, at the election of the Company by written notice to the Investor the date of the earliest to occur of the following events: (a) the Investor's Beneficially Owned shares of Common Stock (on a Fully Diluted Basis) constitute less than XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX of all outstanding Common Stock (on a Fully Diluted Basis), provided that, with respect to Section 2.3, such percentage is not calculated until the day after the last day of the Future Financing Acceptance Period, or (b) both the U.S. Joint Venture Agreement and the Manufacturing and Supply Agreement expire or terminate for any reason (other than (i), in the case of the U.S. Joint Venture Agreement, as a result of any Involuntary Withdrawal in which the Company is the Withdrawing Member or any Change of Control Withdrawal in which the Company is the Resigning Member (as those terms are defined in the U.S. Joint Venture Agreement), and (ii), in the case of the Manufacturing and Supply Agreement, any breach of the Manufacturing and Supply Agreement by the Company or its Affiliates), provided that, as of the date of any such expiration or termination of the U.S. Joint Venture Agreement or the European Manufacturing and Supply Agreement, the Investor's Beneficially Owned shares of Common Stock (on a Fully Diluted Basis) constitute less than XXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX of all outstanding Common Stock (on a Fully Diluted Basis) or (c) the Manufacturing and Supply Agreement terminates as a result of any breach of such agreement by the Investor or its Affiliates and the U.S. Joint Venture Agreement terminates because ELA is the Withdrawing Member or the Resigning Member under the U.S. Joint Venture Agreement.

         "Investor Acquisition Proposals" shall have the meaning set forth in section 4.2(e).

         "Joint Venture" shall mean the limited liability company contemplated by the U.S. Joint Venture Agreement (defined below).

         "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles, consistently applied, and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         "Manufacturing and Supply Agreement" shall have the meaning set forth in section 2.1(b)(ii)(A)(1).

         "Material Adverse Effect" shall mean any material adverse effect on the assets, results of operations, properties, business or financial condition of either Party hereto, as applicable, and such Party's subsidiaries taken as a whole.

         "MDD" shall mean Directive 93/42/EEC Concerning Medical Devices and any laws, regulations, guides, guidelines or guidance documents or standards issued thereunder.

         "Notified Body" shall mean any standards, testing or certification body appointed by a member state of the European Union and notified as competent to assess a medical device's conformity to one or more of the annexes in the AIMD or MDD.

         "Offer Notice" shall have the meaning set forth in section 2.3(a).

         "Other Holders" shall have the meaning set forth in section 7.3(iv).

         "Party" or "Parties" shall mean the Investor, the Company or both, as applicable.

         "Person" shall mean any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization or any Governmental Authority.

         "Plans" shall have the meaning set forth in section 2.4(f)(i).

         "Proceeds" shall have the meaning set forth in section 4.1(b).

         "Product" and "Products" shall mean the entire current and future ICD product line, including, without limitation, mechanisms for coupling such devices in a stimulating, shocking or sensing relationship to the heart including, without limitation, leads, electrodes and sensors; and data dispensing, processing and gathering systems for such devices including, without limitation, programmers, defibrillation system analyzers, testers, encoders, decoders, transmitters, receivers and computer software-controlled systems, including all related software developed or acquired directly or indirectly (including by the Company being acquired by or becoming an Affiliate of a party not previously an Affiliate) by the Company and its Affiliates, and all subsequent modifications, components and improvements used therein during the term of the Manufacturing and Supply Agreement; provided, however, that any Products acquired by the Company, directly or indirectly, that are subject to agreements or restrictions that prevent the Company from complying with the terms thereof shall be excluded therefrom only to the extent of such pre-existing agreements and only for the remainder of the then existing term thereof.

         "Proxy Contest" shall have the meaning set forth in section 4.2(h).

         "Quoted Price" shall have the meaning set forth in section 2.1(a)(ii).

         "Registrable Securities" shall have the meaning set forth in section
7.1.

         "Related Agreements" shall mean the Warrant Agreements and the agreements listed in Section 2.1(b)(ii)(A).

         "Respondent" shall have the meaning set forth in section 8.6(d).

         "Restricted Employees" shall have the meaning set forth in section 4.3(a).

         "Restricted Securities" shall have the meaning set forth in section 3.2(d)

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX.

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         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX

         "Rights" shall have the meaning set forth in the Rights Agreement attached hereto as Exhibit G.

         "Rights Agreement" shall have the meaning set forth in section 3.1(f).

         "SEC" shall have the meaning set forth in section 2.3(c).

         "SEC Documents" shall have the meaning set forth in section 3.1(f).

         "Second Investment Closing" shall have the meaning set forth in section 2.2(a)(iii).

         "Second Investment Closing Date" shall have the meaning set forth in section 2.2(a)(iii).

         "Second Investment Market Price" shall have the meaning set forth in section 2.2(a)(ii).

         "Second Investment Purchase Price" shall have the meaning set forth in section 2.2(a)(i)(A).

         "Second Investment Share Price" shall have the meaning set forth in section 2.2(a)(i)(A).

         "Second Investment Shares" shall have the meaning set forth in section 2.2(a)(i)(A).

         "Second Investment Warrants" shall have the meaning set forth in section 2.2(a)(i)(B).

         "Securities Act" shall have the meaning set forth in section 4.2(d)(i).

         "Shares" shall mean all shares of the Common Stock acquired by the Investor pursuant to this Agreement, including all shares of Common Stock issued to or purchased by the Investor pursuant to the provisions of Sections 2.1 and
2.2 (including upon exercise of any Warrants), 2.3, 2.4 and 4.2(b)(ii) of this Agreement and all shares of Common Stock issued to the Investor upon any stock split, stock dividend, recapitalization or similar event.

         "Solicit for hire" shall have the meaning set forth in section 4.3(a).

         "Standstill Percentage" shall have the meaning set forth in section 4.2(b)(i)(A).

         "Standstill Period" shall have the meaning set forth in section 4.2(b)(i).

         "Subject Securities" shall have the meaning set forth in section
7.4(a).

         "Supplemental Closing" shall have the meaning set forth in section 2.1(e)(iv).

         "Supplemental Closing Date" shall have the meaning set forth in section 2.1(e)(iv).

         "Supplemental Shares" shall have the meaning set forth in section 2.1(e)(ii).

         "Supplemental Warrants" shall have the meaning set forth in section 2.1(e)(ii).

         "Third Investment Closing" shall have the meaning set forth in section 2.2(b)(iii).

         "Third Investment Closing Date" shall have the meaning set forth in section 2.2(b)(iii).

         "Third Investment Market Price" shall have the meaning set forth in section 2.2(b)(ii).

         "Third Investment Purchase Price" shall have the meaning set forth in section 2.2(b)(i)(A).

         "Third Investment Share Price" shall have the meaning set forth in section 2.2(b)(i)(A).

         "Third Investment Shares" shall have the meaning set forth in section 2.2(b)(i)(A).

         "Third Investment Warrants" shall have the meaning set forth in section 2.2(b)(i)(B).

         "Third Party License Agreements" shall mean any intellectual property license agreements (including non-assertion agreements) relating to Cardiac Stimulation Devices to which either Party or any of its respective Affiliates is, or subsequent to the date hereof becomes, a party or a third party beneficiary (whether through affiliate status thereunder or otherwise); a list of such agreements as of the date hereof is attached hereto as Schedule 4.3(a).

         "Third Party Offer" shall have the meaning set forth in section 4.2(h).

         "U.S. Joint Venture Agreement" shall have the meaning set forth in section 2.1(b)(ii)(A)(2).

         "Voting Securities" shall mean any shares of any class of the Company's capital stock with voting rights generally to elect directors of the Company.

         "Warrant Agreement" shall have the meaning set forth in section 2.1(a)(i)(B).

         "Warrants" shall have the meaning set forth in Recital B.

         "Withdrawal Election" shall have the meaning set forth in section 7.3(iv).

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX.

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX.

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX.

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX.

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX.

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX.

         Any reference in this Agreement to "writing" or cognate expressions includes a reference to electronic or facsimile transmission or comparable means of communications.

         Any reference in this Agreement to any Applicable Law shall be construed as a reference to the relevant Applicable Law (including any successor provisions) as amended, re-enacted or extended at the time in question.


                                   ARTICLE II.

                    Purchase and Sale of Shares and Warrants

2.1. Purchase and Sale of the Initial Shares and Warrants.

         (a)      INITIAL INVESTMENT.

                  (i) Subject to the terms and conditions hereof, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, at the Initial Closing (defined below):

                  (A) An aggregate amount of shares of Common Stock, rounding such amount up to the nearest whole number (the "Initial Shares"), equal to the sum of $15.0 million (the "Initial Purchase Price") divided by a per share price (the "Initial Share Price") equal to: (A) one hundred thirty percent (130%) of the Initial Market Price (defined below) if the Initial Market Price is less than or equal to $6.73 per share; (B) $8.75 if the Initial Market Price is between $6.73 per share and $7.29 per share; and (C) one hundred twenty percent (120%) of the Initial Market Price if the Initial Market Price is equal to or greater than $7.29 per share; and

                  (B) Warrants to purchase Common Stock in an amount equal to sixty percent of the number of the Initial Shares (the "Initial Warrants"), with such Initial Warrants to have an exercise price equal to the Initial Share Price, to be exercisable at any time prior to the fourth anniversary of the Initial Closing Date and to contain such other terms and conditions as set forth in the form of Initial Warrant attached hereto as Exhibit A-1 (together with the form of Warrants attached hereto as Exhibits A-2, A-3, A-4, and A-5, collectively, the "Warrant Agreements" and each, a "Warrant Agreement").

                  (ii) The Initial Purchase Price shall be increased by the amount of the Initial Share Price allocable to any fractional shares that would be rounded up by the above formula. For the purposes of this Section 2.1(a), "Initial Market Price" shall mean the average Quoted Price for all trading days within XXXXXXX ending two days prior to the public announcement by the Company of the transactions contemplated by this Agreement (not counting the date of such announcement). The term "Quoted Price" of the Common Stock shall mean: the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the NASDAQ National Market System as reported by NASDAQ, or, if the Common Stock is not authorized for quotation on the NASDAQ National Market System, on the New York Stock Exchange Composite Tape (the

"Composite Tape"), or, if the Common Stock is not listed or admitted to trading on such exchange, on the national securities exchange in or nearest the City of New York on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, the last sale price regular way or, in case no such sale takes place on such day, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information, or if on any such trading day the Common Stock is not quoted by any such organization, the fair value of a share of Common Stock on such day, as determined in good faith by the board of directors of the Company.

         (b)      INITIAL CLOSING.

                  (i) The initial closing (the "Initial Closing") shall take place on the second business day after the date of expiration of the applicable waiting period under the HSR Act (or any earlier termination thereof) and satisfaction of the other conditions to such Initial Closing set forth in
Section 2.1(c), or on such other date or at such other place or time as the Investor and the Company may mutually agree (such date is hereinafter referred to as the "Initial Closing Date").

                  (ii) At the Initial Closing:

                         (A) The Investor and the Company shall each execute and
deliver to the other or cause their respective Affiliates to execute and deliver (or in the case of (6) below, cause their counsel to execute and deliver):

                                (1) the Manufacturing and Supply Agreement in
the form attached hereto as Exhibit B (the "Manufacturing and Supply
Agreement");

                                (2) the Limited Liability Company Operating
Agreement in the form attached hereto as Exhibit C (the "U.S. Joint Venture Agreement");

                                (3) the Intercompany Services Agreement in a
form to be agreed upon by the Parties (the "Intercompany Services Agreement");

                                (4) the Angeion JV Manufacturing and Supply
Agreement in the form attached hereto as Exhibit D, (the "Angeion JV Manufacturing and Supply Agreement");

                                (5) the ELA JV Supply Agreement in the form
attached hereto as Exhibit E (the "ELA JV Supply Agreement");


                                (6) an opinion letter from Oppenheimer, Wolff &
Donnelly, counsel to the Company, dated the Initial Closing Date, substantially in the form of Exhibit F;

                                (7) any other agreements contemplated by this
Agreement.

                         (B) The Company shall deliver to the Investor a stock
certificate representing the Initial Shares and a Warrant Agreement representing the Initial Warrants and the Investor shall pay the Initial Purchase Price by wire transfer of immediately available funds in the manner requested by the Company.

         (c)      INVESTOR'S CONDITIONS PRECEDENT TO THE INITIAL CLOSING.

         The obligations of the Investor to purchase the Initial Shares on the Initial Closing Date shall be subject to the satisfaction, or waiver by the Investor in writing, of the following conditions on the Initial Closing Date:

                  (i) Representations and Warranties of the Company; Performance by the Company. The representations and warranties of the Company contained in the first sentence of Section 3.1(a), all of Section 3.1(b), the second sentence of Section 3.1(c), all of Section 3.1(d), the first and third sentences of
Section 3.1(e), all of Section 3.1(h) and all of Section 3.1(i) of this Agreement shall be true and correct in all material respects as of the Initial Closing Date and with the same effect as though made on and as of that date, provided that such condition shall be without prejudice to the Investor's rights in the event that there is any breach of such representations and warranties, or the representations and warranties contained in the other subsections of Section 3.1, as of the date hereof. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and the transactions contemplated hereby to be performed or complied with by the Company on or before the Initial Closing Date. The Investor shall have been furnished with such certificates of officers of the Company, dated the Initial Closing Date, as the Investor may reasonably request, certifying as to the fulfillment of the foregoing conditions.

                  (ii) Absence of Certain Litigation. No statute, rule or regulation shall have been promulgated or enacted which would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof, other than violations of Applicable Law that are immaterial. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or Governmental Authority, which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or Governmental Authority shall have been instituted by any Governmental Authority.

                  (iii) Approvals and Consents. All material consents, approvals, exemptions or authorizations of any Governmental Authority that are required in connection with the sale of the Initial Shares to the Investor and the consummation of the transactions contemplated under this Agreement (including, without limitation, all required filings and the expiration or early termination of all applicable waiting periods under the HSR Act) shall have been obtained and shall be in full force and effect.

                  (iv) Registration and Listing. The Common Stock shall be duly registered under the Exchange Act and listed on the NASDAQ National Market or the NASDAQ Small Cap Market or any national securities exchange.

                  (v) Company Change of Control. The Company shall not have experienced a Change of Control or entered into any agreement whereby a Change of Control would occur.

         (d)      COMPANY'S CONDITIONS PRECEDENT TO THE INITIAL CLOSING.

                  (i) Representations and Warranties of the Investor; Performance by the Investor. The representations and warranties of the Investor contained in Section 3.2 of this Agreement shall be true and correct in all material respects as of the Initial Closing Date and with the same effect as though made on and as of that date. The Investor shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the transactions contemplated hereby to be performed or complied with by the Investor on or before the Initial Closing Date. The Company shall have been furnished with such certificates of officers of the Investor, dated the Initial Closing Date, as the Company may reasonably request, certifying as to the fulfillment of the foregoing conditions.

                  (ii) Absence of Certain Litigation. No statute, rule or regulation shall have been promulgated or enacted which would make any of the transactions contemplated by this Agreement illegal or would otherwise prevent the consummation thereof, other than violations of Applicable Law that are immaterial. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or Governmental Authority, which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or Governmental Authority shall have been instituted by any Governmental Authority.

                  (iii) Approvals and Consents. All material consents, approvals, exemptions or authorizations of any Governmental Authority that are required in connection with the sale of the Initial Shares to the Investor and the consummation of the transactions contemplated under this Agreement (including, without limitation, all required filings and the expiration or early termination of all applicable waiting periods under the HSR Act) shall have been obtained and shall be in full force and effect.

         (e)      ADJUSTMENT TO INITIAL SHARES

                  (i) It is acknowledged and agreed that the Initial Market Price is $5.125 per share. The number of Initial Shares issuable to the Investor shall be adjusted as of XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX if the
XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX (as defined below) is less than the Initial Market Price. For purposes hereof, the XXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX shall mean the average Quoted Price for XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX immediately prior to and including XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX.

                  (ii) If the XXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX is less than the Initial Market Price, the Company shall issue to the Investor, as an adjustment to the number of the Initial Shares previously issued to the Investor (and not as a dividend), without additional consideration therefor, an additional number of shares of Common Stock (the "Supplemental Shares") equal to: (A) the Initial Purchase Price divided by XXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXX of the XXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX minus (B) the number of the Initial Shares, and further minus (C) the number of additional shares of Common Stock, if any, previously issued with respect to the Initial Shares pursuant to Sections 2.4(a) or 2.4(e) of this Agreement. The Company shall also issue to the Investor additional warrants to purchase Common Stock in an amount equal to sixty percent of the number of Supplemental Shares (the "Supplemental Warrants"), with such Supplemental Warrants to have an exercise price equal to one hundred thirty percent (130%) of the XXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX, to be exercisable at any time prior to the XXXXXXXXXXXXXXXXXXXXXX anniversary of the Initial Closing Date and to contain such other terms and conditions as set forth in the form of Supplemental Warrant attached hereto as Exhibit A-5. If Supplemental Warrants are issued, the exercise price of the Initial Warrants shall be reset to equal the exercise price of such Supplemental Warrants, as provided by the terms of the Initial Warrants.

                  (iii) If Supplemental Shares and Supplemental Warrants are issuable to the Investor pursuant to this Section 2.1(e), such shares and warrants shall be issued and delivered to the Investor as soon as practicable after XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX but in any event no XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.
The Closing of such issuance shall be referred to as the "Supplemental Closing" and the date of such closing shall be referred to as the "Supplemental Closing Date." The Supplemental Shares and Supplemental

Warrants, if issued, shall be deemed to constitute "Shares" (as defined herein) and "Warrants" (as defined herein), respectively, for all purposes under this Agreement, including, without limitation, for inclusion as "Registrable Securities" under Article VII of this Agreement.

                  (iv) For the avoidance of doubt, the Supplemental Shares and Supplemental Warrants shall be issuable to the Investor whether or not XXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX have occurred on or prior to XXXXXXXXXXX.

                  (v) No fractional shares shall be issued in connection with the Supplemental Shares. In lieu of fractional shares, the number of Supplemental Shares shall be rounded up to the nearest whole number of shares.

2.2. Purchase and Sale of Additional Shares and Warrants.

         (a)      SECOND INVESTMENT.

                  (i) XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX), the
Company will issue and sell to the Investor, and the Investor will purchase from the Company, at the Second Investment Closing (as defined below):

                         (A) an aggregate amount of shares of Common Stock,
rounding such amount up to the nearest whole number (the "Second Investment Shares"), equal to the sum of $5.0 million (the "Second Investment Purchase Price") divided by a per share price (the "Second Investment Share Price") equal to: (1) one hundred thirty percent (130%) of the Second Investment Market Price (defined below) if the Second Investment Market Price is less than or equal to $6.73 per share; (2) $8.75 if the Second Investment Market Price is between $6.73 per share and $7.29 per share; and (3) one hundred twenty percent (120%) of the Second Investment Market Price if the Second Investment Market Price is equal to or greater than $7.29 per share; and

                         (B) Warrants to purchase Common Stock in an amount
equal to sixty percent of the number of the Second Investment Shares (the "Second Investment Warrants"), with such Warrants to have an exercise price equal to the Second Investment Share Price, to be exercisable at any time prior to the third anniversary of the Second Investment Closing Date, and to contain such other terms and conditions as set forth in the form of Warrant attached hereto as Exhibit A-2.

                  (ii) The Second Investment Purchase Price shall be reduced by the amount of the Second Investment Share Price allocable to any fractional shares which would be generated by the above formula. For the purposes of this Agreement, "Second Investment Market Price" shall mean the average Quoted Price for all trading days within XXXXXXXXXXXXXXXXXXXXX ending two day(s) prior to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

                  (iii) The second closing (the "Second Investment Closing") shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104 at 1 p.m. (eastern standard time) on the fifth business day after
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX, subject to the satisfaction of the conditions specified in Article VI hereof on such date, or on such other date or at such other place or time as the Investor and the Company may mutually agree (such date is hereinafter referred to as the "Second Investment Closing Date").

                  (iv) At the Second Investment Closing, the Company shall deliver to the Investor a stock certificate representing the Second Investment Shares and a Warrant Agreement representing the Second Investment Warrants.

                  (v) At the Second Investment Closing, the Investor shall pay the Second Investment Purchase Price by wire transfer of immediately available funds in the manner requested by the Company.

                  (vi) At the Second Investment Closing, the Company shall provide Investor with copies of all of Company's SEC filings since the date hereof and any information that would have been required to be disclosed in the Schedules to Article III as if the representations and warranties thereunder were being made as of the date of the Second Investment Closing, provided that such representations and warranties shall not be deemed to be made on such Second Investment Closing except as provided in Section 6.1(e).

         (a)      THIRD INVESTMENT.

                  (i) Upon or as soon as practicable immediately after the earlier of XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, at the Third Investment Closing (defined below):

                         (A) An aggregate amount of shares of Common Stock,
rounding such amount up to the nearest whole number (the "Third Investment Shares"), equal to the sum of $5.0 million (the "Third Investment Purchase Price") divided by a per share price (the "Third Investment Share Price") equal to: (1) one hundred thirty percent (130%) of the Third Investment Market Price (defined below) if the Third Investment Market Price is less than or equal to $6.73 per share; (2) $8.75 if the Third Investment Market Price is between $6.73 per share and $7.29 per share; and (3) one hundred twenty percent (120%) of the Third Investment Market Price if the Third Investment Market Price is equal to or greater than $7.29 per share; and

                         (B) Warrants to purchase Common Stock in an amount
equal to sixty percent of the number of the Third Investment Shares, with such Warrants to have an exercise price equal to the Third Investment Share Price (the "Third Investment Warrants"), to be exercisable at any time prior to the third anniversary of the Third Investment Closing Date, and to contain such other terms and conditions as set forth in the form of Warrant attached hereto as Exhibit A-3.

                  (ii) The Third Investment Purchase Price shall be reduced by the amount of the Third Investment Share Price allocable to any fractional shares which would be generated by the above formula. For the purposes of this Agreement, "Third Investment Market Price" shall mean the average Quoted Price for the fifteen (15) trading days ending two day(s) prior to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

                  (iii) The third closing (the "Third Investment Closing") shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104 at 1 p.m. (eastern standard time) on the fifth business day after XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX, subject to satisfaction of the conditions specified in Article VI hereof on such date, or on such other date or at such other place or time as the Investor and the Company may mutually agree (such date is hereinafter referred to as the "Third Investment Closing Date").

                  (iv) At the Third Investment Closing, the Company shall deliver to the Investor a stock certificate representing the Third Investment Shares and a Warrant Agreement representing the Third Investment Warrants.

                  (v) At the Third Investment Closing, the Investor shall pay the Third Investment Purchase Price by wire transfer of immediately available funds in the manner requested by the Company; and

                  (vi) At the Third Investment Closing, the Company shall provide Investor with copies of all of Company's SEC filings since the date hereof and any information that would have been required to be disclosed in the Schedules to Article III as if the representations and warranties thereunder were being made as of the date of the Third Investment Closing, provided that such representations and warranties shall not be deemed to be made on such Third Investment Closing except as provided in Section 6.1(e).

         (c)      FOURTH INVESTMENT.

                  (i) Upon or as soon as practicable immediately thereafter the earlier of XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX ,
the Company will issue and sell to the Investor, and the Investor will purchase from the Company, at the Fourth Investment Closing (defined below):

                         (A) An aggregate amount of shares of Common Stock,
rounding such amount up to the nearest whole number (the "Fourth Investment Shares"), equal to the sum of $5.0 million (the "Fourth Investment Purchase Price") divided by a per share price (the "Fourth Investment Share Price") equal to: (1) one hundred thirty percent (130%) of the Fourth Investment Market Price (defined below) if the Fourth Investment Market Price is less than or equal to $6.73 per share; (2) $8.75 if the Fourth Investment Market Price is between $6.73 per share and $7.29 per share; and (3) one hundred twenty percent (120%) of the Fourth Investment Market Price if the Fourth Investment Market Price is equal to or greater than $7.29 per share; and

                         (B) Warrants to purchase Common Stock in an amount
equal to sixty percent of the number of the Fourth Investment Shares, with such Warrants to have an exercise price equal to the Fourth Investment Share Price (the "Fourth Investment Warrants"), to be exercisable at any time prior to the third anniversary of the Fourth Investment Closing Date, and to contain such other terms and conditions as set forth in the form of Warrant attached hereto as Exhibit A-4.

                  (ii) The Fourth Investment Purchase Price shall be reduced by the amount of the Fourth Investment Share Price allocable to any fractional shares which would be generated by the above formula. For the purposes of this Agreement, "Fourth Investment Market Price" shall mean the average Quoted Price for XXXXXXXXXXXXXXXXXXXXXXXXXXXX ending two day(s) prior to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

                  (iii) The fourth closing (the "Fourth Investment Closing") shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104 at 1 p.m. (eastern standard time) on the fifth business day XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXX or on such other date or at such other place or time as the Investor and the Company may mutually agree (such date is hereinafter referred to as the "Fourth Investment Closing Date").

                  (iv) At the Fourth Investment Closing, the Company shall deliver to the Investor a stock certificate representing the Fourth Investment Shares and a Warrant Agreement representing the Fourth Investment Warrants.

                  (v) At the Fourth Investment Closing, the Investor shall pay the Fourth Investment Purchase Price by wire transfer of immediately available funds in the manner requested by the Company.

                  (vi) At the Fourth Investment Closing, the Company shall provide Investor with copies of all of Company's SEC filings since the date hereof and any information that would have been required to be disclosed in the Schedules to Article III as if the representations and warranties thereunder were being made as of the date of the Fourth Investment Closing, provided that such representations and warranties shall not be deemed to be made on such Fourth Investment Closing except as provided in Section 6.1(e).

2.3. Share Ownership Maintenance Rights.

         The Investor shall have the following maintenance rights with respect to its ownership of Shares acquired hereunder, each of which shall terminate upon the occurrence of the Investor's Rights Termination Date and each of which shall be subject to Section 2.4(f)(ii):

         (a) From and after the Initial Closing Date, the Investor shall have the right, but not the obligation, to acquire up to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
(the "Maintenance Percentage") of any future offering of Voting Securities or Company Securities ("Future Financings"), excluding such Future Financings listed on Schedule 2.3(a) hereto. The Company shall give 10 days' prior written notice (the "Offer Notice") to the Investor of any Future Financings which it proposes to make, which shall include information as to the type of Voting Securities to be offered, the estimated price thereof and other terms of such offering. The Investor shall have the right, exercisable by written notice to the Company within 15 days of its receipt of such Offer Notice (the "Future Financing Acceptance Period"), to agree to participate in such Future Financing at the same price and on the same terms and conditions as all other investors in such Future Financing. The Company shall have the right to close any Future Financing during such Future Financing Acceptance Period, provided that such closing shall be without prejudice to the Investor's right to elect to participate in such Future Financing at any time during the Future Financing Acceptance Period, regardless of whether the closing of the Investor's purchase of its Maintenance Percentage thereof occurs during or after the Future Financing

Acceptance Period. In the event that the Investor acquires less than the Maintenance Percentage of any applicable Future Financing (other than the financings listed on Schedule 2.3(a)), the Investor shall thereafter only have the rights set forth in Section 2.3(b) below.

         (b) If the right set forth in Section 2.3(a) has terminated, the Company shall continue to provide an Offer Notice to the Investor not less than 10 days prior to all subsequent Future Financings, whereupon the Investor shall have the right, but not the obligation, exercisable by written notice to the Company within the corresponding Future Financing Acceptance Period for the relevant Future Financing, to purchase such amount of securities pursuant to the terms of the Future Financing on a pro rata basis in the Future Financing as are necessary in order to allow the Investor to maintain its then current proportionate share of all Voting Securities. For purposes of this right, the Investor's proportionate share shall be the ratio of (i) the number of shares of Common Stock Beneficially Owned by the Investor (determined on a Fully Diluted Basis) immediately prior to the new issuance of Voting Securities in the Future Financing to (ii) the Fully Diluted number of shares of Common Stock outstanding immediately prior to such new issuance of Voting Securities. The Company shall have the right to close any Future Financing during such Future Financing Acceptance Period, provided that such closing shall be without prejudice to the Investor's right to elect to participate in such Future Financing at any time during the Future Financing Acceptance Period, regardless of whether the closing of the Investor's purchase of its pro rata share thereof occurs during or after the Future Financing Acceptance Period.

         (c) The offer and closing of the Investor's purchase of additional Voting Securities pursuant to this Section 2.3 is subject at all times to all applicable rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") and compliance with all other Applicable Laws and any purchase by the Investor may be deferred beyond the closing of a Future Financing (including beyond the Future Financing Acceptance Period) in order to permit compliance with such Applicable Laws, including the HSR Act or any applicable securities laws. If the Investor is not able to purchase registered securities in connection with a Future Financing, it shall acquire any securities pursuant to Section 2.3(a) or 2.3(b) in a private placement occurring concurrently with the closing of the Future Financing, or as nearly concurrently thereto as may be permissible under Applicable Law. The Company and the Investor covenant to cooperate and facilitate compliance with Applicable Laws and to cause any such Future Financing to proceed as promptly as practicable.

2.4. Anti-Dilution Provisions.

         (a) If the Company wishes to sell shares of Company Securities at an effective price per share that is less than an amount equal toXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX of the Initial Market Price (the "Initial Reference Price") at any time after the date hereof and prior to XXXXXXXXXXXXXXXXXX of the Initial Closing Date (the "Initial Anti-Dilution Period"), then the following shall occur if the Initial Closing has occurred:

                  (i) The Company shall issue additional shares of Common Stock to the Investor equal to the product of the number of Shares purchased by the Investor in the Initial Closing plus any Supplemental Shares issued to the Investor (if applicable), in each case which are still held by the Investor on the date that the Company wishes to sell such additional Company Securities, multiplied by an amount equal to (A) a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares pursuant to such offering and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional Company Securities pursuant to such offering plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such Initial Reference Price per share, minus (B) one.

                  (ii) The exercise price and other terms of the Initial Warrants shall be subject to similar antidilution adjustments pursuant to the provisions set forth in the applicable Warrant Agreement.

         (b) If the Company wishes to sell shares of Company Securities at an effective price per share that is less than an amount equal to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX of the Second Investment Market Price (the "Second Reference Price") at any time after the Second Investment Closing Date and prior to theXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX of the Initial Closing Date, then the following shall occur:

                  (i) The Company shall issue additional shares of Common Stock to the Investor equal to the product of the number of Shares purchased by the Investor in the Second Investment Closing which are still held by the Investor on the date that the Company wishes to sell such additional Company Securities multiplied by an amount equal to (A) a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares pursuant to such offering and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional Company Securities pursuant to such offering plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such Second Reference Price per share, minus (B) one.

                  (ii) The exercise price and other terms of the Second Investment Warrants shall be subject to similar antidilution adjustments pursuant to the provisions set forth in the applicable Warrant Agreement.

         (c) If the Company wishes to sell shares of Company Securities at an effective price per share that is less than an amount equal toXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX) of the
Third Investment Market Price (the "Third Reference Price") at any time after the Third Investment Closing Date and prior to the XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX of the Initial Closing Date, then the following shall occur:

                  (i) The Company shall issue additional shares of Common Stock to the Investor equal to the product of the number of Shares purchased by the Investor in the Third Investment Closing which are still held by the Investor on the date that the Company wishes to sell such additional Company Securities multiplied by an amount equal to (A) a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares pursuant to such offering and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional Company Securities pursuant to such offering plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such Third Reference Price per share, minus (B) one.

                  (ii) The exercise price and other terms of the Third Investment Warrants shall be subject to similar antidilution adjustments pursuant to the provisions set forth in the applicable Warrant Agreement.

         (d) If the Company wishes to sell shares of Company Securities at an effective price per share that is less than an amount equal to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX of the Fourth Investment Market Price (the "Fourth Reference Price") at any time after the Fourth Investment Closing Date and prior to the XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX of the Initial Closing Date, then the following shall occur:

                  (i) The Company shall issue additional shares of Common Stock to the Investor equal to the product of the number of Shares purchased by the Investor in the Fourth Investment Closing which are still held by the Investor on the date that the Company wishes to sell such additional Company Securities multiplied by an amount equal to (A) a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares pursuant to such offering and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional Company Securities pursuant to such offering plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such Fourth Reference Price per share, minus (B) one.

                  (ii) The exercise price and other terms of the Fourth Investment Warrants shall be subject to similar antidilution adjustments pursuant to the provisions set forth in the applicable Warrant Agreement.

         (e) From the date hereof until the latest expiration date of any Warrants issued to Investor under this Agreement, if the Company wishes to sell Company Securities at an effective price per share less than the average Quoted Price for the five business days prior to the closing of such sale (the "Fair Market Value Price"), then the following shall occur (except with respect to the Shares purchased by the Investor at the Initial Closing, at the Supplemental Closing or any Deferred Closing to the extent that an antidilution share issuance adjustment is being made with respect to such Shares pursuant to Sections 2.4(a), 2.4(b), 2.4(c) or 2.4(d) in connection with such financing):

                  (i) The Company shall issue additional shares of Common Stock to the Investor equal to the product of the number of Shares held by the Investor multiplied by an amount equal to (A) a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately after the issuance of such additional Company Securities and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional Company Securities plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional Company Securities would purchase at the Fair Market Value Price, minus (B) one.

                  (ii) The exercise price and other terms of the Warrants shall be subject to similar antidilution adjustments pursuant to the provisions set forth in the applicable Warrant Agreement.

         (f)      Exceptions.

         Anything herein to the contrary notwithstanding:

                  (i) (A) The Company shall not be required to make any of the adjustments contemplated under Sections 2.4(a), (b), (c) or (d) in the case of: (A) the issuance of shares of Common Stock upon the sale or exercise in whole or part of the Warrants or any issuance of Shares or Warrants under this Agreement; (B) the issuance of shares of Common Stock or any other securities which may now or hereafter be granted or exercised under any of the Company's compensatory benefits plans (regardless of whether such shares of Common Stock or other securities are issued to employees, directors, consultants or others of the Company or the joint venture established pursuant to the U.S. Joint Venture Agreement) (the "Plans") and such other employee benefit arrangements, contracts or plans as are recommended by the management of the Company and approved by its board of directors (adjusted appropriately for any stock splits, stock combinations or stock dividends); (C) the issuance or sale of shares of Common Stock or convertible securities upon the exercise of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or convertible securities outstanding on the date of this Agreement, except as set forth in Schedule 2.4(f)(i)(A)(C) hereto; (D) the issuance or sale of shares of Common Stock upon conversion or exchange of any convertible securities or exercise of any options, warrants or other purchase rights, if a prior anti-dilution adjustment was made or required to be made hereunder upon the issuance, sale (or grant with respect to options) of such convertible securities, options, warrants or other purchase rights; (E) the issuance of shares of Common Stock in connection with a bona fide merger, acquisition (including without limitation, acquisition of a third party's assets, products, technology or other rights) or other similar transaction involving the Company or a subsidiary of the Company if the board of directors of the Company has obtained a fairness opinion with respect to the issuance of such Company Securities from a nationally or regionally recognized investment banking firm indicating that the financial terms of such merger, acquisition or other similar transaction are fair to the Company when taken as a whole; or (F) the issuance of any Company Securities in any transaction which is part of the formation of a strategic relationship or joint venture between the Company and a third party if the board of directors of the Company has obtained a fairness opinion with respect to the issuance of Company Securities from a nationally or regionally recognized investment banking firm indicating that the financial terms of such strategic relationship, joint venture or other similar relationship or venture are fair to the Company when taken as a whole.

                         (B) The Company shall not be required to make any
adjustment contemplated under Section 2.4(e) in the case of: (A) the issuance of shares of Common Stock upon the sale or exercise in whole or part of the Warrants or any issuance of Shares or Warrants under this Agreement; (B) the issuance of shares of Common Stock or any other securities which may now or hereafter be granted or exercised under any of the Plans and such other employee benefit arrangements, contracts or plans as are recommended by the management of the Company and approved by its board of directors (adjusted appropriately for any stock splits, stock combinations or stock dividends); (C) the issuance or sale of shares of Common Stock or convertible securities upon the exercise of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or convertible securities outstanding on the date of this Agreement, except as set forth in Schedule 2.4(f)(i)(B)(C) hereto; (D) the issuance or sale of shares of Common Stock upon conversion or exchange of any convertible securities or exercise of any options, warrants or other purchase rights, if a prior anti-dilution adjustment was made or required to be made hereunder upon the issuance, sale (or grant with respect to options) of such convertible securities, options, warrants or other purchase rights; (E) the issuance of shares of Common Stock in connection with a bona fide merger, acquisition (including without limitation, acquisition of a third party's assets, products, technology or other rights) or other similar transaction involving the Company or a subsidiary of the Company if the board of directors of the Company has obtained a fairness opinion with respect to the issuance of such Company Securities from a nationally or regionally recognized investment banking firm indicating that the financial terms of such merger, acquisition or other similar transaction are fair to the Company when taken as a whole; (F) the issuance of any Company Securities in any transaction which is part of the formation of a strategic relationship or joint venture between the Company and a third party if the board of directors of the Company has obtained a fairness opinion with respect to the issuance of such Company Securities from a nationally or regionally recognized investment banking firm indicating that the financial terms of such strategic relationship or joint venture or other similar relationship or venture are fair to the Company when taken as a whole; or (G) the issuance of shares of Common Stock in connection with a bona fide private placement transaction not involving purchasers or placement agents affiliated with the Company if (1) the discount to market is not greater than 15% and (2) the Company has obtained a fairness opinion with respect to the issuance thereof from a nationally or regionally recognized investment banking firm that the financial terms of such transaction are fair to the Company when taken as a whole.

                  (ii) The Company shall not be required to offer shares pursuant to Section 2.3(a) or Section 2.3(b) in the case of any transaction described in items (A), (B), (C) (except for the transactions described in Schedule 2.4(f)(i)(A)(C), (D) (as to the issuance of Common Stock), (E) and (F) as set forth in Section 2.3(f)(i) above.

                  (iii) The Company shall not be required to make any adjustment contemplated under Section 2.4(a), (b), (c), (d) or (e) with respect to any Future Financing if the Investor exercises its right to increase or maintain its stock ownership with respect to such Future Financing pursuant to Section 2.3(a) or (b).

                  (iv) The provisions of
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX shall terminate and have no further force and effect upon the Investor's Rights Termination Date.

         (g)      Additional Provisions.

         The number of shares of Common Stock outstanding at any given time for purposes of the calculations under Sections 2.4(a) through (e) shall be subject to the following rules:

                  (i) In case of (1) the sale by the Company for cash (or as a component of a unit being sold for cash) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock without the payment of any further consideration other than cash, if any (such securities convertible, exercisable or exchangeable into Common Stock being herein called "Convertible Securities"), or (2) the issuance by the Company, without the receipt by the Company of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, in each case, if (and only if) the consideration payable to the Company upon the exercise of such rights, warrants or options shall consist of cash, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration payable to the Company upon the exercise of such rights, warrants or options, plus the consideration, if any, received by the Company for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than the applicable Reference Price described in Sections 2.4(a) through (d) (such comparison being made separately with respect to the Initial Shares and each tranche of Shares issued on a Deferred Closing Date based upon whichever of Sections 2.4(a) through (d) is applicable to such tranche) or Fair Market Value Price, applicable in Section 2.4(e), as the case may be on the date of the issuance or sale of such rights, warrants or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be outstanding shares of Common Stock and shall be deemed to have been sold for cash in an amount equal to (1) any cash paid for such warrants, options or Convertible Securities plus (2) the price per share payable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options.

                  (ii) In case the Company shall modify the rights of conversion, exchange or exercise of any of the securities referred to in (i) above or any other securities of the Company convertible, exchangeable or exercisable for shares of Common Stock, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by the Company after such modification is less than the applicable Reference Price described in Sections 2.4(a) through (d) (such comparison being made with respect to the Initial Shares and each tranche of Shares issued on a Deferred Closing Date based upon whichever of Sections 2.4(a) through (d) is applicable to such tranche) or Fair Market Value Price, as applicable, the number of shares to be issued and outstanding shall be recalculated according to (i) and the number of antidilution shares issued pursuant to any of Sections 2.4(a) through (e), as the case may be, shall be recalculated and any additional resulting antidilution shares shall thereupon be issued.

                  (iii) In case of the sale for cash of any shares of Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Company theretofor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Company or any underwriting discounts or commissions or concessions paid or allowed by the Company in connection therewith.

                                  ARTICLE III.

                         Representations and Warranties

3.1. Representations and Warranties of the Company.

         The Company hereby represents and warrants to the Investor that, except as otherwise disclosed in Schedule 3.1 or as disclosed in the SEC Documents (defined below):

         (a)      ORGANIZATION AND QUALIFICATION.

         Each of the Company and its subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect with respect to the Company.

         (b)      AUTHORIZATION; ENFORCEMENT.

                  The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Shares, the Supplemental Shares and the Warrants in accordance with the terms hereof. The execution and delivery by the Company of this Agreement, the Initial Warrant Agreement and each other Warrant Agreement to be delivered by the Company pursuant hereto and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company's board of directors and no further consent or authorization of the Company or its board or directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement, the Initial Warrant Agreement and each other Warrant Agreement to be delivered by the Company pursuant hereto constitute (or will constitute, as applicable) the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by equitable principles of general application.

         (c)      CAPITALIZATION.

         The authorized capital stock of the Company consists of (i) 3,000,000 shares of Preferred Stock, of which as of the date hereof (A) 600,000 shares are designated Class A Convertible Preferred Stock, $.01 par value per share, (B) 300,000 shares are designated Series B Preferred Stock, $0.01 par value per share, (C) 2,100,000 shares, the designation rights and preferences of which have not been determined, and (D) no shares of Preferred

Stock were issued and outstanding; (ii) 50,000,000 shares of Common Stock, of which as of October 8, 1997, 30,695,633 shares were issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3.1(c) or in the SEC Documents, there are as of the date hereof no outstanding (i) options, warrants, scrip, preemptive rights, first offer rights, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital of the Company or any of its subsidiaries, or (ii) contracts, commitments, understandings, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue, transfer, deliver, sell, repurchase or redeem shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into or exchangeable for shares, of capital stock of the Company or any of its subsidiaries. As of the date hereof, the Company has reserved shares of Common Stock for future issuance (excluding shares reserved under this Agreement) as further described in Schedule 3.1(c). Except as set forth in Schedule 3.1(c), the Company has not as of the date hereof granted or agreed to grant any registration rights with respect to any class of its equity securities to any Person. Except as set forth in Schedule 3.1(c), there are as of the date hereof no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company, and the Company is not aware of any other voting trusts, agreements or understandings with respect to the voting of its capital stock. Except as set forth in Schedule 3.1(c), the issuance of the Initial Shares and the Initial Warrant Shares (assuming the Initial Warrant Shares were issued on the Initial Closing Date) to the Investor pursuant to the provisions of this Agreement and the Warrant Agreement, respectively, will not be subject to any right of first refusal or preemptive rights or any anti-dilution protections given by the Company to any Person (including, without limitation, any stockholder, lender, warrant-holder, lessor and/or licensor). Since January 1, 1997 and as of the date hereof, the Company has not entered into any contract or agreement regarding any equity financings except as set forth on Schedule 2.4(f)(i)(A)(C). The Company has furnished to the Investor true and correct copies of the Company's Articles of Incorporation as in effect on the date hereof (the "Articles of Incorporation") and the Company's By-laws, as in effect on the date hereof (the "By-laws").

         (d)      VALIDITY OF SHARES.

         The Initial Shares, and the shares of Common Stock issuable upon exercise of the Initial Warrants (the "Warrant Shares"), respectively, have been duly authorized and reserved for issuance and, upon their issuance in accordance with the terms of this Agreement or the Warrant Agreement, respectively, will be validly issued, fully paid and nonassessable.

         (e)      NO CONFLICTS.

         Except as set forth on Schedule 3.1(e) hereto, the execution, delivery and performance by the Company of this Agreement, the Initial Warrant Agreement and each other Warrant Agreement executed by the Company pursuant hereto and the consummation by the Company of the transactions contemplated hereby and thereby do not (i) result in a violation of the Company's Articles of Incorporation or By-laws or (ii) conflict with, or constitute a default (or an event which with material notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, material indenture or material instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except, in the case of subclause (ii) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). No action, suit, dispute or proceeding is pending or, to the best knowledge of the Company, threatened against the Company which, if adversely determined, would prevent the Company from carrying out its obligations under this Agreement. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect with respect to the Company. Except as contemplated by this Agreement, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Authority in order for it to execute, deliver or perform any of its obligations under the Agreement or any Warrant Agreement or issue the Shares and the Warrants and sell the Shares and Warrants in accordance with the terms hereof and thereof, as applicable.

         (f)      SEC DOCUMENTS, FINANCIAL STATEMENTS.

         Since September 30, 1995, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all filings with the SEC since such date through the date of this Agreement are hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (when read together with all exhibits included therein and financial statement schedules thereto and documents (other than exhibits) incorporated by reference) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (g)      ABSENCE OF CHANGES.

         Between July 31, 1997 and the date hereof, no event which has had a Material Adverse Effect has occurred or to the knowledge of the Company exists, regarding the Company.

         (h)      AMENDMENT OF RIGHTS AGREEMENT.

         That certain First Amendment to Rights Agreement attached hereto as Exhibit G, and that certain Second Amendment to Rights Agreement attached hereto as Exhibit H, each amending that certain Rights Agreement dated April 8, 1996 (the "Rights Agreement"), has been duly and validly executed and delivered by each of the Company and the Rights Agent (as defined in the Rights Agreement).

         (i)      BOARD APPROVAL OF INVESTMENTS.

         The investments contemplated herein to be made by the Investor have been approved by a committee of disinterested members of the Company's board of directors in accordance with the provisions of Section 302A.673 of the Minnesota Business Corporations Act.

         (j)      LIABILITIES.

         The Company has no Liabilities except as set forth in Schedule 3.1(j) and further excepting as follows:

                  (i)  Those Liabilities disclosed in the SEC Documents; or

                  (ii) Those Liabilities incurred by the Company in the ordinary course of business since April 30, 1997, none of which individually or in the aggregate had or will have a Material Adverse Effect on the business of the Company or its property, assets, financial condition, earnings, profits or prospects.

         (k)      LITIGATION.

         Except as set forth in Schedule 3.1(k), there are no lawsuits, actions or proceedings pending or, to the knowledge of the Company, threatened, against the Company which, if decided adversely, are reasonably expected to have a Material Adverse Effect with respect to the Company. Except as described on Schedule 3.1(k), no judgment, order, writ, injunction, decree or award has been issued by any court, arbitrator or Governmental Authority which is reasonably expected to result in a Material Adverse Effect.

         (l)      DISCLAIMER.

         The Company shall not be deemed to have made to the Investor any representation or warranty other than as expressly made by the Company in this
Section 3.1. Without limiting the generality of the foregoing, and without prejudice to any express representations and warranties made by the Company in this Section 3.1, the Company makes no representation or warranty to the Investor with regard to any issues related to Intellectual Property Rights, projections, estimates or budgets or other matters previously delivered to or made available to the Investor with respect to future revenues, expenses, expenditures or future results of operations. Nothing in this Section 3.1(l) shall limit any remedy that may be available to Investor pursuant to Rule 10b-5 under the Exchange Act or under similar state securities law statutes.

3.2. Representations and Warranties of Investor.

         The Investor hereby makes the following representations and warranties to the Company:

         (a)      AUTHORIZATION; ENFORCEMENT.

                  The Investor has the requisite corporate power and authority to enter into and perform the Agreement. The execution and delivery of the Agreement by the Investor and the consummation by the Investor of the transactions contemplated thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor or its directors or stockholders is required. The Agreement has been duly authorized, executed and delivered by the Investor. The Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         (b)      PRESENT OWNERSHIP.

         Other than the Shares and the Warrants to be acquired pursuant to this Agreement, the Investor does not Beneficially Own any securities issued by the Company.

         (c)      NO CONFLICTS.

         Except as set forth on Schedule 3.2(c) hereto, the execution, delivery and performance of the Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not (i) result in a violation of the Investor's Articles of Incorporation or By-laws or (ii) conflict with, or constitute a default (or an event which with material notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, material indenture or material instrument to which the Investor or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor, any of its subsidiaries or by which any property or asset of the Investor or any of its subsidiaries is bound or affected (except in the case of subclause (ii) for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Investor or materially impair the Investor's ability to perform its obligations under the Agreement). No action, suit, dispute or proceeding is pending or, to the best knowledge of the Investor, threatened against the Investor which, if adversely determined, would prevent the Investor from carrying out its obligations under this Agreement. Except as contemplated by this Agreement, the Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Agreement or purchase the Shares and the Warrants in accordance with the terms hereof.

         (d)      INVESTMENT REPRESENTATION.

         The Investor understands and acknowledges that none of the Shares or shares underlying the Warrants have been registered or qualified under the federal or applicable state securities laws and the Shares and the Warrants are being sold to and purchased by the Investor in reliance upon applicable exemptions from such registration and qualification requirements. The Investor is an "Accredited Investor" within the meaning of the federal securities laws and acknowledges that it has been furnished with access to, and has been afforded access to, and afforded the opportunity to ask questions and receive answers concerning such information pertaining to the Shares, the Warrants, the Company, and its assets and liabilities as it deemed necessary to decide whether to purchase the Shares and the Warrants pursuant to the terms of this Agreement. The Shares and the Warrants will be acquired by the Investor for investment only and not with a view to any public distribution thereof. The Investor understands that the Shares and the Warrants are "restricted securities" within the meaning of the federal securities laws. The Investor agrees that it will not offer to sell or otherwise dispose of any of the Shares or the Warrants in violation of the registration and qualification requirements of the federal and applicable state securities laws. All certificates to be delivered at the Initial Closing, the Second Investment Closing, the Third Investment Closing and the Fourth Investment Closing, as applicable, evidencing the Shares and the Warrants will contain appropriate legends incorporating any applicable securities laws restrictions.

         (e)      DISCLAIMER

         The Investor shall not be deemed to have made to the Company any representation or warranty other than as expressly made by the Investor in this
Section 3.2. Without limiting the generality of the foregoing, and without prejudice to any express representations and warranties made by the Investor in this Section 3.2, the Investor makes no representation or warranty to the Company with regard to any issues related to Intellectual Property Rights, projections, estimates or budgets or other matters previously delivered to or made available to the Company with respect to future revenues, expenses, expenditures or future results of operations. Nothing in this Section 3.2(e) shall limit any remedy that may be available to Company pursuant to Applicable Law.


                                   ARTICLE IV.

                                    Covenants

4.1. Covenants of the Company.

         (a)      NO INTERFERENCE.

         The Company understands that, subject to the limitations set forth in
Section 4.2 hereof, from and after the Revised Standstill Date, the Investor may seek to acquire additional Voting Securities from time to time from Persons other than the Company, in open-market transactions or otherwise. The Company agrees that it shall not take any action to interfere with any acquisition by the Investor of additional Voting Securities or any attempt by the Investor to acquire additional Voting Securities from Persons other than the Company, so long as such acquisition would be in compliance with all provisions of this Agreement, including without limitation Sections 4.2(b)(ii) and Section 2.3.

         (b)      USE OF PROCEEDS.

         The Company shall use the proceeds (the "Proceeds") from each of the Initial Purchase Price, the Second Investment Purchase Price, the Third Investment Purchase Price and the Fourth Investment Purchase Price, as applicable, to develop, manufacture and market the Products, including without limitation: (i) the expansion of clinical trials; (ii) the process of obtaining all required United States regulatory approvals; (iii) research and development; and (iv) development of a joint sales force with the Investor with respect to the Joint Venture to be established pursuant the U.S. Joint Venture Agreement. The Company may also use the Proceeds to purchase equity interests in other Persons where necessary to acquire access to technology which would be useful in developing the Company's products.

         (c)      BOARD REPRESENTATION.

         The Company hereby agrees that, until the Investor's Rights Termination Date occurs, the Investor shall have the right to designate, at any time from and after the Initial Closing Date, one nominee to serve upon appointment or election as a member of the Company's board of directors, provided that the individual so designated is reasonably acceptable to the Company. In the event that the Investor chooses a nominee to serve as a member of the board of directors as aforesaid the Company agrees (i) to nominate such individual as one of management's nominees at each regularly scheduled annual stockholders meeting or any special meeting of stockholders at which the election of directors shall take place, to recommend to the stockholders at such meeting such individual's election to the board of directors and otherwise to use its Best Efforts to cause the election of such individual, (ii) if requested by the Investor, and subject to the fiduciary duties of the board of directors and compliance with the Company's Articles of Incorporation and Bylaws, promptly to appoint such individual to the board of directors during any interim period between the date of the Investor's initial request and such next stockholders meeting and (iii) to the extent necessary, at or prior to the election or appointment of such individual pursuant to this Section 4.1(c), to increase the current size of the board of directors (to the extent necessary) to permit such appointment or election.

         (d)      SHAREHOLDER APPROVAL OF ADDITIONAL SHARES.

         As of the Closing Date, (i) the Company shall have a sufficient number of authorized but unissued shares of Common Stock to satisfy the issuance of the Initial Shares and the Initial Warrant Shares and (ii) shall have reservedXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX shares of Common Stock for issuance at the Supplemental Closing and at the Deferred Closings, or upon exercise of Warrants to be issued at the Deferred Closings or Supplemental Closing. At any time prior to obtaining an increase in the Company's authorized shares of Common Stock by means of an amendment to its Articles of Incorporation, the Company may, upon written notice to the Investor, release up to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX shares of the Common Stock at any time so reserved for issuance (i) if necessary to enable the Company to complete a financing involving the sale of Voting Securities or Company Securities for cash, and (ii) provided that at least an equal number of shares have been released from the XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX shares originally reserved for issuance under that certain Common Stock Investment Agreement between Promethean Investment Group L.L.C. and the Company dated as of September 2, 1997, as amended. If the Company invokes the release of up to such XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX shares, and the Company subsequently increases its authorized shares of Common Stock by at least XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX shares, (i) the Company shall again reserve a number of shares for the benefit of the Investor equal to the shares previously released and (ii) to the extent that the average Quoted Price for the fifteen (15) trading days ending two days prior to the date of the Company's stockholder meeting at which the increase in the Company's authorized shares is approved is less than $XXXXXXXXXXXXXXXXXXXXXXX, the Company shall reserve an additional XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX shares of Common Stock for issuance at the Supplemental Closing and at the Deferred Closings, or upon exercise of Warrants to be issued at the Deferred Closings or Supplemental Closing.

         If on or prior to any Deferred Closing Date, the Supplemental Closing Date or in connection with any other issuance or grant of shares of Common Stock to the Investor hereunder, the Company does not have a sufficient number of authorized but unissued shares of Common Stock to cover the Shares and Warrants issuable on such Deferred Closing Date, the Supplemental Closing Date or in connection with any other issuance or grant of shares of Common Stock to the Investor hereunder, the Company shall use its Best Efforts to cause an increase in the number of authorized but unissued shares of Common Stock to satisfy its obligations in connection with such Deferred Closing, the Supplemental Closing Date or in connection with any other issuance or grant of shares of Common Stock to the Investor hereunder, including by proposing an appropriate amendment to the Company's Articles of Incorporation at the next regularly scheduled annual shareholders meeting and recommending the approval of such amendment by the stockholders. Without limiting the foregoing, within one hundred twenty (120) days of the Initial Closing Date, the Company shall cause to be convened a special meeting of its stockholders and shall include a proposal at such meeting to increase the number of its shares of authorized Common Stock by at least XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX shares and shall seek stockholder approval of such proposal. Notwithstanding anything to the contrary herein, if, after using its Best Efforts, the Company is unable to obtain any necessary stockholder approval to satisfy its obligations to deliver shares of Common Stock with respect to a Deferred Closing or the Supplemental Closing, (i) then the Investor shall thereafter have the right to purchase, in open-market transactions or otherwise, an aggregate amount of shares of Common Stock equal to the number of Shares, and shares of Common Stock underlying the respective Warrants, which the Investor would have had a right to purchase pursuant to such Deferred Closing or Supplemental Closing, and (ii) the Investor's obligation to purchase Shares and Warrants (and its right pursuant to the preceding clause
(i)) shall expire six months after the date that Deferred Closing would otherwise have occurred but for the failure of the Company to have sufficient authorized shares of Common Stock.

         (e)      CERTAIN TRADING ACTIVITIES.

         The Company and its Affiliates will not purchase or otherwise acquire any shares of Common Stock (A) at any time during the period in which the XXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXX is calculated pursuant to
Section 2.1(e)(i) or (B), upon delivery of written notice to the

Investor that the Company reasonably believes that the period for calculating a Deferred Market Price with respect to a Deferred Closing is about to commence, during the period from the date of such notice until the relevant Deferred Closing Date.

         (f)      REGULATORY APPROVALS.

         The Company will use its Best Efforts to obtain all consents, authorizations and licenses required to be obtained and make any necessary filings under the HSR Act or any other Applicable Law in connection with the transactions contemplated by this Agreement and by the Related Agreements.

         (g)      CONDUCT OF BUSINESS.

         During the period commencing on the date hereof and terminating on the Initial Closing Date, the Company agrees that:

                  (i) except as provided hereunder, no change will be made in the Articles of Incorporation or By-Laws of the Company in effect as of the date hereof; and

                  (ii) except pursuant to any of the Plans or as otherwise disclosed in Schedule 2.3(a), it will not issue, grant or sell, or authorize or propose the issuance of, or split, combine, reclassify or redeem, purchase or otherwise acquire or propose the purchase of any shares of Common Stock or any other Company Securities or issue any securities convertible into, or rights to subscribe to, or warrants or options to acquire, or enter into any arrangement or contract with respect to the issuance of any such shares of Common Stock or other Company Securities.

4.2. Covenants of the Investor.

         (a)      REGULATORY APPROVALS.

         The Investor will use its Best Efforts to obtain all consents, authorizations and licenses required to be obtained and make any necessary filings under the HSR Act or any other Applicable Law in connection with the transactions contemplated by this Agreement and by the Related Agreements.

         (b)      STANDSTILL PROVISIONS.

                  (i) During the period commencing on the date hereof and ending on the XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX anniversary of the Initial Closing (the "Standstill Period") the Investor will not and will not permit any of its Affiliates to, alone or in concert with others directly or indirectly, except as specifically permitted by this Agreement:

                         (A) by purchase or otherwise, acquire, or agree to
                  acquire, Beneficial Ownership of any shares of Common Stock or direct or indirect rights or options to acquire such Beneficial Ownership (i) other than

                  Voting Securities (A) acquired by the Investor pursuant to
                  Section 2.1 (including any Supplemental Shares) or Section 2.2 or (B) which the Investor has the right to purchase in Future Financings pursuant to the provisions of Section 2.3 from and after the Initial Closing Date (the amount of shares to which the Investor is so limited is hereinafter referred to as the "Standstill Percentage") or (ii) other than Voting Securities in an amount that, together with Voting Securities Beneficially Owned by any affiliate of Investor (as defined in Rule 12b-2 under the Exchange Act, such term to have such meaning for purposes of this Section 4.2(b) only) from and after the Revised Standstill Date pursuant to Section 4.2(b)(ii) that does not exceed the Revised Standstill Percentage; provided, however, that the foregoing subsections
                  (i) and (ii) shall not prohibit Beneficial Ownership of shares of Common Stock issued as dividends or as a result of stock splits and similar reclassifications of any Shares under this Agreement or issued pursuant to the antidilution provisions of
                  Section 2.4;

                         (B) make, or in any way participate in, any
"solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a participant in any election contest (as such terms are defined or used in Rule 14a-11 under the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock of the Company;

                         (C) form, join or in any way participate in a "group"
(as such term is used in Section 13(d)(3) of the Exchange Act) with respect to any Company Securities, deposit any Company Securities Beneficially Owned by the Investor or its Affiliates in a voting trust or subject any Company Securities to any arrangement or agreement with respect to the voting thereof, other than a voting trust or similar arrangement to which only the Investor or the Affiliates are parties;

                         (D) enter into any discussions, negotiations,
arrangements or understandings with any third party with respect to any of the foregoing restrictions in this Section 4.2(b)(i);

                         (E) disclose to any Person or in any filing under the
Exchange Act any intention, plan or arrangement inconsistent with this
Section 4.2(b) or with the restrictions on transfer set forth in Section 4.2(d); or

                         (F) act, alone or in concert with others, to seek to
control or influence in any material respect the management or policies of the Company (beyond the actions of the Investor's nominee to the board of directors of the Company pursuant to Section 4.1(c)).

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

         (c)      NOTICE OF ACQUISITION; COMPLIANCE.

         During the Standstill Period, the Investor agrees that, prior to any time that the Investor wishes to acquire Company Securities in any open market purchase or other purchase from a Person permitted under this Section 4.2, it will give the Company notice of its intention to make such acquisition. All open market purchases of shares of Company Securities by the Investor and its Affiliates shall be made in compliance with Applicable Laws.

         (d)      TRANSFERS.

                  (i) During the Standstill Period, the Investor will not, at any time, directly or indirectly, sell or transfer, or offer to sell or transfer, any Company Securities Beneficially Owned by it, except (A) as provided in clause (ii) of this paragraph (d); (B) in transactions in compliance with Rule 144 promulgated under the Securities Act of 1933, an amended (the "Securities Act"), as such rule exists on the date hereof or as hereafter amended (or any successor or similar provision), or (C) in any other bona fide sales or transfers to any Person pursuant to an exemption from the registration requirements of the Securities Act, but only if (1) such Person, together with all such Person's Affiliates, certify to the Investor that such Person, together with such Person's affiliates and associates (as defined in the Exchange Act), would not Beneficially Own or be a member of any group that Beneficially Owns, after such sale or transfer, Voting Securities representing Beneficial Ownership of in excess of 5% of all then outstanding Voting Securities, and (2) the Investor has previously delivered to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that any sale or transfer pursuant to this subclause (C) is exempt from registration under the Securities Act.

                  (ii) The Investor shall be permitted to sell Company Securities that are registered pursuant to an effective registration statement under the Securities Act under Article VII hereof or otherwise; provided, however, that no such sales or transfers of Company Securities may be made to any Person that the Investor, the underwriters (if any) are aware, after due inquiry, would Beneficially Own, or be a member of any group that Beneficially Owns, together with such Person's affiliates and associates, Voting Securities representing Beneficial Ownership of in excess of 5% of all then outstanding Voting Securities, immediately after such distribution.

         (e)      INVESTOR PROPOSALS.

         Notwithstanding the provisions of this Agreement, during the Standstill Period and thereafter, the Investor may make proposals to members of the Company's Board of Directors who are not employed by, or have any personal contractual relationship with, the Investor collectively, the "Disinterested Directors") to acquire additional Voting Securities (which may or may not be sufficient to give the Investor control of the Company) through tender offers, exchange offers, asset acquisitions or through other transactions which exceed the Standstill Percentage or the Revised Standstill Percentage as applicable ("Investor Acquisition Proposals"). During the Standstill Period, the Investor shall not take any action to consummate any transaction contemplated by an Investor Acquisition Proposal unless a majority of the Disinterested Directors has voted to approve such Investor Acquisition Proposal. During the Standstill Period, the Investor shall not make any announcement regarding, and shall take all reasonable measures necessary to prevent the disclosure of, any Investor Acquisition Proposal without the prior written permission of a majority of the Disinterested Directors. The provisions of this Section 4.2(e) shall not prevent or otherwise interfere with any acquisitions of Voting Securities by the Investor which are permitted under the terms of this Agreement.

         (f)      COMPANY PROPOSALS.

         Notwithstanding anything in this Section 4.2 to the contrary, in the event the Company (i) publicly announces or (ii) invites any Person other than the Investor to make a proposal, or elects to enter into negotiations with respect to, or its board of directors adopts a plan or program regarding (whether or not publicly announced): any merger, consolidation or other business combination, liquidation or recapitalization of the Company, or any sale or transfer of all or substantially all of the assets of the Company or any sale or transfer of Voting Securities representing control of the Company, then the Investor shall be permitted to participate in any such process on terms that are substantially comparable to those made available to any other participant in such process.

         (g)      EXCEPTIONS.

         Notwithstanding anything in this Section 4.2 to the contrary, in the event of any agreement between the Company and any other Person or group pursuant to which such other Person or group would, following such transaction, Beneficially Own (alone or together with its affiliates and associates XXXXXXXXXXXXXX or more of the outstanding Common Stock (any such event being an "Acquisition Event"), the provisions of Section 4.2(b) shall terminate and have no further force and effect. In the event that the transactions contemplated in connection with the Acquisition Event are not completed, all restrictions contained in Section 4.2(b) shall be reinstated upon 10 business days' notice to the Investor and shall remain effective until subsequently terminated.

         (h)      TENDER OFFERS.

         Notwithstanding anything in this Section 4.2 to the contrary, in the event any Person or group shall commence (i) a tender offer for or exchange offer which, if successful, would result in such Person or group Beneficially Owning, together with its or their affiliates, Company Securities representing in excess of 50% of the outstanding Voting Securities (on a Fully Diluted Basis) (a "Third Party Offer") or (ii) a bona fide proxy contest initiated with the intent of acquiring control of the Company or its Board of Directors ("Proxy Contest"), and the bidder has financing or financial commitments from responsible financial institutions sufficient to finance the cash portion of such Third Party

Offer, then the provisions of this Section 4.2 shall have no force and effect so long as such Third Party Offer or Proxy Contest remains in effect.

         (i)      APPOINTMENT OF AGENT FOR SERVICE OF PROCESS.

         Investor has irrevocably designated Corporation Service Company, 1013 Centre Road, Wilmington, Delaware, 19805-1294, County of New Castle, as agent for service of process hereunder and the above named is authorized and directed to accept service of process on behalf of Investor in any suit and/or upon the request of any of the Parties hereto will enter a general appearance upon Investor's behalf in the event that such a suit shall be instituted regarding the transactions contemplated by this Agreement or the Related Agreements.

         (j)      MAINTENANCE OF THE OBLIGATIONS OF AFFILIATES.

                  (i) The Investor hereby guarantees (subject to the terms and conditions hereof) the full performance and observance of all of the terms and conditions of the Related Agreements by any Affiliate of the Investor that is a party to any such Related Agreements, which guarantee obligation shall be satisfied exclusively by payment and discharge of any damages arising from the failure of an Affiliate to perform its obligations thereunder. The Investor agrees that its guarantee obligations hereunder shall not be discharged, except by the payment by the Investor of its obligations under this Section 4.2(j).

                  (ii) In the event that any such Affiliate fails to perform any of its duties and obligations under the Related Agreements, and monetary claims by the Company arising out of or with respect to such failure to perform have been finally determined (by any judgment of a court, by an arbitral award, by execution of a settlement agreement or by final resolution under the terms of the relevant Related Agreement) to be payable to the Company ("Payment Determination"), then in such case the Investor shall promptly pay over to the Company all of the amounts so determined to be due to it within 30 days after such Payment Determination if and to the extent that the relevant Affiliate shall have failed to pay such amounts within such time period.

                  (iii) The Investor agrees that it will pay and perform all obligations of such Affiliates established through any Payment Determination made as a result of any litigation, arbitration or other proceeding, even though such litigation, arbitration or any other proceeding may be appealed or is appealable by the Investor or such Affiliate. The Investor also agrees that the Company shall not be required to pursue any collection efforts or other remedies against the relevant Affiliate with respect to any Payment Determination before first proceeding against the Investor, it being understood and agreed that once a Payment Determination has been made, the Company may exercise any and all rights and remedies available to it at law or in equity in order to enforce the provisions of this Section 4.2(j).

                  (iv) The obligations of Investor under this Section 4.2(j) shall be primary obligations, and independent of any obligation of the Investor's Affiliates; provided, however, Investor's obligations under this Agreement are subject to any defense which its Affiliates are permitted to assert excluding any Bankruptcy or related defenses as follows:

                         (A) The obligations contained in this Section 4.2(j)
shall continue to be effective if any obligations of Investor's Affiliates are rescinded or nullified, or any payment made thereby must otherwise be restored or returned to such Investor's Affiliate, or any trustee, receiver, custodian, liquidator or other similar officer of either of them (and is so returned) upon the Bankruptcy of such Investor's Affiliate or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such Investor's Affiliate in connection with such Bankruptcy. In the event of such an occurrence, or in the event payment by such Investor's Affiliate shall be prevented by reason of the pendency of a case or proceeding against such Investor's Affiliate under a bankruptcy or insolvency law, Investor shall be obligated to comply with the requirements of Section 4.3(c).

                         (B) The obligations contained in this Section 4.2(j)
shall continue to be effective notwithstanding any other provision hereof or any amendment or modification of this Agreement or any of the Related Agreements, or any assignment or any rejection thereof which may occur in any Bankruptcy or proceeding concerning any of Investor's Affiliates, whether permanent or temporary, and whether or not assented to by any of the Parties to this Agreement or any of the Related Agreements. The Investor shall be obligated hereunder to pay and discharge the obligations hereunder and thereunder in accordance with the terms of the Payment Determination under this Agreement and the Related Agreement, as applicable, in effect on the date hereof, as the same may be amended from time to time.

                         (C) Without notice to or further assent from the
Investor, any of the terms and conditions respecting the duties and obligations of any of its Affiliates under the Related Agreements may be waived or modified in writing by such Affiliates and the Company, and the time of payment of any amount due or the time of performance of any obligation of such Affiliates may be compromised, settled or extended in writing by such Affiliates and the Company. The obligations of the Investor hereunder shall not be discharged or impaired or otherwise affected by (i) any extension or renewal of any Related Agreement or any obligations of such Affiliates thereunder, without notice or further assent from the Investor; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of any Related Agreement; (iii) any permitted assignment or delegation by the Company, its successors and assigns, of its rights and obligations under any Related Agreement; or (iv) any other act or thing which may or might in any manner or to any extent vary the risk of the Investor or which would otherwise operate as a discharge of the Investor as a matter of law.

         (v) The Company shall be entitled to recover from the Investor all costs and expenses (including, without limitation, court costs and reasonable attorneys fees) incurred by the Company in connection with the enforcement of this Section 4.2(j) against the Investor, or the Affiliate, and all actions or proceedings, in any way, manner or respect arising out of or relating to the enforcement by the Company of its rights under this Section 4.2(j).

         (k)      CERTAIN TRADING ACTIVITIES.

         The Investor and its Affiliates will not sell any Shares (A) at any time during the period in which the XXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXX is calculated pursuant to Section 2.1(e)(i) or (B), upon receipt of written notice from the Company that it reasonably believes that the period for calculating a Deferred Market Price with respect to a Deferred Closing is about to commence, during the period from the Investor's receipt of such written notice until the relevant Deferred Closing Date.

4.3. Mutual Covenants.

         (a)      NONSOLICITATION.

         Unless otherwise agreed in writing, for a period commencing on the Initial Closing Date and ending on the date of termination of the U.S. Joint Venture Agreement, each of the Investor and the Company agrees not to solicit, and to cause its Affiliates (other than the Joint Venture) not to solicit, for hire any employees of the other Party ("Restricted Employees"). The phrase "solicit for hire" shall not include general advertisements or other similar solicitations that are not specifically directed at such Restricted Employees, or solicitations directed at any Restricted Employee whose employment with the nonsoliciting Party has terminated through no actions on the part of the soliciting party.

         (b)      TERMINATION.

         This Agreement may be terminated prior to the Initial Closing Date (i) by mutual written consent of the Company and the Investor and (ii) by either Party if the conditions for such Party set forth in Section 2.1(c) or (d), as applicable, shall not have been satisfied within one hundred eighty (180) days of the date hereof. If this Agreement is terminated, all further obligations of the Parties under this Agreement shall terminate; provided, however, that the Company and the Investor shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in Article VIII.

         (c)      JOINT VENTURE LIABILITIES.

                  It is the agreement of the Parties that Joint Venture Liabilities (as hereinafter defined) not be shared unequally by the parties to the U.S. Joint Venture Agreement or their respective Affiliates. If at any time either Party or any of its Affiliates

(a "Party Group") incurs or pays, in a manner that is not in breach of the U.S. Joint Venture Agreement, any Liabilities of the Joint Venture (other than Liabilities for which either Party or its Affiliates is required to indemnify the Joint Venture pursuant to the provisions of the U.S. Joint Venture Agreement and the Related Agreements) (the "Joint Venture Liabilities"), and the amount of Joint Venture Liabilities in aggregate paid or otherwise satisfied by one Party Group exceeds amounts paid or otherwise satisfied by the other Party Group, then promptly upon receipt of proof of the payment or other satisfaction of the greater proportionate Liability, the Party and its respective Affiliates paying or otherwise satisfying lesser proportionate Joint Venture Liabilities shall pay to the other Party an amount such that after the payment each Party has shared such Joint Venture Liabilities equally, together with interest at the prime rate calculated from the date of the original payment until the day of the equalizing payment; provided that: (i) if any such sharing is made and subsequently one Party Group pays or otherwise satisfies additional Joint Venture Liabilities or is discharged from Joint Venture Liabilities used in the calculation of the amount to be shared, the obligations of each Party and its respective Affiliates to share such Joint Venture Liabilities shall be recalculated and appropriate payments made, together with interest at the prime rate calculated from the date of the original payment until the day of the adjustment payment so that each Party Group will have shared the total Liabilities of such Joint Venture Liabilities equally. The obligations set forth in this Section 4.3(c) shall be subject to the condition that the Party and its respective Affiliates claiming a right to receive payments pursuant to this Section 4.3(c) shall have conducted their activities in compliance with Section 4.3(d).

         (d)      OBSERVANCE OF SEPARATE ENTITY FORMALITIES.

         The Parties shall cause, or cause their Affiliates to cause, the Joint Venture to establish and comply with a set of financial, accounting and corporate policies that (A) observe its character as a separate legal entity from each of the Investor, the Company and their respective Affiliates, (B) are similar to those generally established by companies comparable to the Joint Venture, and (C) are reasonably satisfactory to the Investor and the Company. Areas to be addressed by these policies shall include (without limitation):

                  (i) cash management policies and cash investment guidelines which shall be on terms and conditions established comparable to those that would apply in an arms' length transaction, including that all funds are accounted for separately unless otherwise agreed to by the Parties;

                  (ii) levels of authorization and approval by management and the Board of Directors of the Joint Venture for purchases, contracts, check signing, wire transfers and capital commitments;

                  (iii) normal accounting procedures in accordance with generally accepted accounting principles consistently applied including accrual and recognition of expenses, depreciation, revenue recognition; and

                  (iv) observing all other required formalities of Applicable Laws for a limited liability company, including holding any required meetings of its managing board or other governing body, as well as meetings of holders of its membership interests, in each case in accordance with the U.S. Joint Venture Agreement.

         (a)      THIRD PARTY LICENSE AGREEMENTS.

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX Each Party will use its Best Efforts to assist and cooperate with the other Party in any disputes under any Third Party License Agreement regarding the applicability of any rights set forth in any such Third Party License Agreement that inure to the benefit of the other Party or its Affiliates in connection with the transactions contemplated by this Agreement or any Related Agreement; provided that such cooperation shall be at the sole expense of the other Party and the first Party shall not be required to initiate or become a party to any litigation in connection therewith.


                                  ARTICLE V. XX

                            Additional Agreements XX

5.1. Indemnification.

         (a) The Company agrees to indemnify, defend and hold the Investor harmless from and against any demand, liability, loss, deficiency, damage, cost or expense (including reasonable legal and accounting fees and expenses) to the Investor arising out of any breach of any representation or warranty of the Company or any nonfulfillment of any covenant or agreement of the Company contained herein. The Investor shall not be entitled to indemnification with respect to any claim under the foregoing provisions of this Section 5.1(a) as to which notice shall not have been given by the Investor to the Company prior to expiration of the relevant representation and warranty pursuant to Section 8.3.

         (b) The Investor agrees to indemnify, defend and hold the Company harmless from and against any demand, liability, loss, deficiency, damage, cost or expense

(including reasonable legal and accounting fees and expenses) to the Company arising out of any breach of any representation or warranty of the Company or any nonfulfillment of any covenant or agreement of the Investor contained herein. The Company shall not be entitled to indemnification with respect to any claim under the foregoing provisions of this Section 5.1(b) as to which notice shall not have been given by the Company to the Investor prior to expiration of the relevant representation and warranty pursuant to Section 8.3.

         (c) If a Party seeks indemnification hereunder for a matter that involves a claim by a third party, the Party seeking indemnification (an "Indemnitee") shall promptly notify the indemnifying Party (the "Indemnitor") of and shall provide reasonable information and details concerning the nature of such claim. Indemnitor shall, to the extent applicable, have the right to assume the defense at its expense of all third party claims and shall pay all costs and damages finally awarded against the Indemnitor and the Indemnitee in conjunction with such third party claims, provided that (i) the Indemnitee provides prompt written notice to the Indemnitor of its receipt of service of any such claim;
(ii) the Indemnitor controls the defense of the third party claim on behalf of all Parties; (iii) the Indemnitee consents to representation in such claims by counsel selected by and representing the Indemnitor; provided, however, that if outside counsel to the Indemnitee reasonably advises the Indemnitee and the Indemnitor in a written opinion that such joint representation raises a potential conflict of interest as between the Indemnitee and the Indemnitor (other than regarding the right to indemnification under this Agreement), then the Indemnitee shall have the right to retain separate counsel to represent its interests in such third party claim and the reasonable costs, fees and expenses thereof shall be borne equally by the Indemnitee and the Indemnitor; and (iv) upon request of the Indemnitor, the Indemnitee uses its Best Efforts to cooperate with the Indemnitor in defending such third party claim by providing the Indemnitor with all necessary business information and relevant documents under its control related to the third party claim and cooperating with such other reasonable requests of the Indemnitor at the Indemnitor's expense in accordance with Applicable Law. The Parties' indemnity obligations under this
Section 5.1 shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitee's failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to the Indemnitor's ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 5.1, but not any liability that it may have to the Indemnitee otherwise than under this Section 5.1.

5.2. XXXXXXXXXXXXXXXXXXXXXXXXXXXX.

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

5.3. XXXXXXXXXXXXXXXXXXXXXXXXXXXXX

         XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

5.4.  Distribution Agreements.

         During the term of the U.S. Joint Venture Agreement, and at the option of the Company, the Investor agrees to cause one of its Affiliates to enter into a distribution agreement with the Company for Cardiac Stimulation Devices for the countries of Canada, Mexico, and those countries in Latin America as agreed in writing by the Parties. Such distribution agreement shall be on terms and conditions which shall be the same (except as otherwise mutually agreed by the Parties) as the terms and conditions of the Manufacturing and Supply Agreement.

5.5. Third Party Financing.

         Subject to any rights of the Investor under Sections 2.3(a) and 2.3
(b), the Investor agrees that the Company has the right to complete third party financings after the date hereof including financings involving the issuance of equity securities of the Company.


                                   ARTICLE VI.

              Deferred Closing and Supplemental Closing Conditions

6.1. Investor Conditions.

         The Investor's obligation to consummate the transactions contemplated by this Agreement at any Deferred Closing or the Supplemental Closing are conditioned upon the occurrence of the following (with any of such conditions being waivable by the Investor upon written notice to the Company) prior to the applicable Deferred Closing Date or Supplemental Closing Date:

         (a) No statute, rule or regulation shall have been promulgated or enacted which would make the actions to be taken at such Deferred Closing or the Supplemental Closing illegal or would otherwise prevent the consummation thereof. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or Governmental Authority, which restrains, enjoins or otherwise prohibits the consummation of the actions to be taken at such Deferred Closing or the Supplemental Closing, and no action, suit or proceeding before any court or Governmental Authority shall have been instituted by any Governmental Authority (or threatened by any Governmental Authority), and no investigation by any Governmental Authority shall have been commenced and be continuing, with respect to the actions to be taken at such Deferred Closing or the Supplemental Closing.

         (b) Any consents, approvals, exemptions or authorizations of any Governmental Authorities that are required in connection with the actions to be taken at such Deferred Closing or the Supplemental Closing and all required filings and the expiration of all applicable waiting periods under the HSR Act shall have been obtained and shall be in full force and effect.

         (c) On the Deferred Closing Date, the Common Stock shall be duly registered under the Exchange Act and listed on Nasdaq, the NASDAQ National Market, the NASDAQ Small Cap Market or any national securities exchange.

         (d) There shall have been no event of Bankruptcy with respect to the Company or its assets.

         (e) The representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.1(d) (solely with respect to Shares and Warrants to be acquired pursuant to the applicable Deferred Closing or the Supplemental Closing) and 3.1(e) (only with regard to the representation that the transactions contemplated by such Deferred Closing or the Supplemental Closing do not result in a violation of the Company's Articles of Incorporation or By-laws and the representation set forth in subsection (ii) of the first sentence of such Section 3.1(e), solely with respect to the existence of any preemptive rights exercisable by a Person) shall be true and correct in all material respects as of the Deferred Closing or the Supplemental Closing Date, to the extent applicable, as though made on such date, and the Investor shall have been provided with a certificate of an officer of the Company to such effect.

         (f) Any shareholder approval of additional authorized but unissued shares of Common Stock that may be necessary to enable the Company to issue or reserve for issuance all (and not less than all) of the shares of Common Stock and related Warrants that the Investor has the right to purchase at such Deferred Closing or Supplemental Closing shall have been obtained and the related amendment to the Company's Articles of Incorporation shall have been filed and become effective. The Company shall have reserved for issuance all shares of Common Stock issuable upon exercise of the Warrants issued at such Deferred Closing or Supplemental Closing, as the case may be.

6.2. Company Conditions.

         The Company's obligation to consummate the transactions contemplated by this Agreement at any Deferred Closing or the Supplemental Closing are conditioned upon the occurrence of the following (with any of such conditions being waivable by the Company upon written notice to the Investor) prior to the applicable Deferred Closing Date or Supplemental Closing Date:

         (a) No statute, rule or regulation shall have been promulgated or enacted which would make the actions to be taken at such Deferred Closing illegal or would otherwise prevent the consummation thereof. No order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or Governmental Authority, which restrains, enjoins or otherwise prohibits the consummation of the actions to be taken at such Deferred Closing, and no action, suit or proceeding, before any court or Governmental Authority shall have been instituted by any Governmental Authority (or threatened by any Governmental Authority), and no investigation by any Governmental Authority shall have been commenced and be continuing, with respect to the actions to be taken at such Deferred Closing.

         (b) Any consents, approvals, exemptions or authorizations of any Governmental Authorities that are required in connection with the actions to be taken at such Deferred Closing and all required filings and the expiration of all applicable waiting periods under the HSR Act shall have been obtained and shall be in full force and effect.


                                  ARTICLE VII.

                               Registration Rights

7.1. Definitions.

         "Holder" means the Investor and any transferee of the Investor so long as such transferee Beneficially Owns not less than 100,000 shares of Common Stock. For purposes of this Agreement, the Company may deem and treat the registered holder of a Registrable Security as the Holder and absolute owner thereof, and the Company shall not be affected by any notice to the contrary.

         "Registrable Securities" shall mean each of the following that are then held by a Holder: (a) the Shares, (b) any Common Stock to which Holders of the Warrants are entitled upon exercise of the Warrants, (c) all shares of Common Stock issued to or acquired by the Investor pursuant to Sections 2.1, 2.2, 2.3,
2.4 or 4.2(b)(ii) of this Agreement and (d) any equity securities issued or issuable in respect of the Shares or the Warrants referred to in clause (a), (b) and (c) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger or liquidation, and any equity securities issued pursuant to any other pro rata distribution with regard to the Shares or the Warrants. For purposes of this Agreement, a Registrable Security ceases to be a Registrable Security when (A) it has been effectively registered under the Securities Act and sold or distributed in accordance with an effective registration statement covering it, or (B) it is sold or distributed pursuant to Rule 144 (or any successor or similar provision) under the Securities Act.

7.2. Demand Registration.

         (a) Subject to the terms and conditions set forth in this Article VII, if, at any time the Company shall receive a written request from one or more Holders to register not less than 25% of the total outstanding Registrable Securities held by all such Holders, and such notice requests registration under the Securities Act of such Registrable Securities by the Company, the Company shall use its Best Efforts to cause such the Registrable Securities identified in such notice to be registered as soon as reasonably practicable, on such appropriate form as the Company in its discretion shall determine, so as to permit the sale thereof pursuant to an underwritten offering; provided, however, that such requests shall express the present intention of the Holders to offer or cause the offering of such Registrable Securities for distribution.

                  The Company's obligation to use its Best Efforts to cause Registrable Securities to be registered in accordance with this Section 7.2(a) is subject to each of the following limitations, conditions and qualifications:

                  (i) The Company shall not be required to register any Registrable Securities which amount the Holder is able to qualify for sale under Rule 144 or otherwise within a three-month period, or under a comparable rule or regulation, provided that the Company shall be required to register all Registrable Securities in excess of such amount so qualified under Rule 144 or otherwise.

                  (ii) If the Company shall have previously given notice of a registration (other than a registration statement on Form S-4 or S-8 or similar form) to the Holders pursuant to Section 7.3, then the Company shall not be required to effect any registration requested pursuant to Section 7.2(a) for a period of 90 days from the date of such prior notice; provided, however, that if the registration which was filed in connection therewith becomes effective within such 90-day period, such 90-day period shall be extended for such period (not to exceed 45 days after the effective date of such registration statement) as may be required pursuant to the terms and conditions of any underwriting agreement entered into in connection with such proposed registration.

                  (iii) The Company may postpone for a reasonable period of time, not to exceed 120 days, the filing or the effectiveness of a registration required pursuant to Section 7.2(a) if the Board of Directors of the Company in good faith determines that (A) such registration right may have a Material Adverse Effect on any plan or proposal by the Company or any of its subsidiaries with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or (B) the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company; provided, however, that, the Company shall not have the right to obtain such a postponement more than once in any 365-day period; and provided, further, that as soon as the conditions permitting such delay no longer apply, the Company shall give notice of that fact to the Holders, and shall proceed with the registration unless the Holders shall have elected, at any time prior to the close of business on the fifth business day after the Company has so notified the Holders, to withdraw their request for registration, and such withdrawn request shall not constitute a request hereunder.

                  (iv) The Company shall not be required to effect any registration pursuant to Section 7.2(a) unless such registration relates to Company Securities representing at least 25% of the Registrable Securities held by all Holders.

                  (v) The obligation of the Company to register Registrable Securities pursuant to Section 7.2(a) shall expire after four registration statements (which may consist of (i) no more than two S-1 registration statements and (ii) up to four S-3 registration statements) filed by reason of a request pursuant to Section 7.2(a) shall have become effective.

                  (vi) The Company shall maintain the effectiveness of any registration statement filed pursuant to this Section 7.2 for such period up to ninety (90) days as may be requested by the Holders in their demand request. Any obligation of the Company to register Registrable Securities under this Section
7.2 shall be deemed satisfied when a registration statement covering such shares has been declared effective and has remained effective for the period specified above.

         (b) The Company may elect to include in any registration requested pursuant to Section 7.2(a) any additional Company Securities which it shall determine so to include and the consent of the Holders shall not be required with respect thereto. Notwithstanding the foregoing, if the managing underwriter for such registration shall advise the Company in writing that, in its opinion, the number of securities proposed to be included in such registration should be limited due to market conditions, then the Company shall not have the right to include any additional Company Securities in such registration unless and until all Registrable Securities covered by the demand notice submitted by the Investor have been included in such registration. For purposes of this Section 7.2(b), additional Company Securities sought to be included in any demand registration by the Company shall include any securities proposed to be sold by the Company for its own account.

7.3. Incidental Registration.

         Subject to the terms and conditions set forth in this Article VII, if the Company proposes at any time to register any Company Securities (the "Initially Proposed Securities") under the Securities Act for sale (other than a registration statement required to be filed in respect of the Plans or relating to acquisitions), whether or not for its own account, pursuant to an underwritten offering, the Company will promptly give written notice to the Holders of its intention to effect such a registration (which notice shall specify, to the extent known, the proposed offering price, the number of Company Securities proposed to be registered and the distribution arrangements, including indemnification of underwriters), and any Holder shall be entitled to include in such registration statement, as a part of such underwritten offering, such Registrable Securities (the "Holder Securities") to be sold for the account of such Holders (on the same terms and conditions as the Initially Proposed Securities ) as shall be specified in a request in writing (complying with the requirements for a request set forth in Section 7.2(a)) delivered to the Company within 5 days after the date upon which the Company gave the aforementioned notice.

                  The Company's obligation to include Holder Securities in a registration statement pursuant to this Section 7.3 is subject to each of the following limitations, conditions and qualifications:

                  (i) The Company shall not be required to register any Holder Securities which amount the Holder is able to qualify for sale under Rule 144 or otherwise within a three month period, or under a comparable rule or regulation, provided that the Company shall be required to register all Holder Securities in excess of such amount so qualified under Rule 144 or otherwise.

                  (ii) If any Holder shall submit a request for registration of Holder Securities pursuant to this Section 7.3, the Company shall use Best Efforts to effect the registration under the Securities Act of all Holder Securities that the Company has been so requested to register, subject to the terms and conditions of this Agreement.

                  (iii) If, at any time after giving such written notice of its intention to effect a registration pursuant to this Section 7.3 and prior to the effective date of any registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to the Holders and thereupon it shall be relieved of its obligation to use any efforts to register any Holder Securities in connection with such aborted registration.

                  (iv) If, in the opinion of the managing underwriter(s) of such offering, the distribution of all or a specified portion of the Holder Securities would materially interfere with the registration and sale, in accordance with the intended method thereof, of the Initially Proposed Securities, then the number of Holder Securities and Company Securities to be registered on behalf of any Person (other than the Company) entitled to exercise incidental registration rights with respect to such registration ("Other Holders") to be included in such registration statement shall first be reduced pro rata among the Holders on the basis of the number of Securities that each such Holder requested be included, followed by a pro rata reduction among Other Holders on the same terms, to such number, if any, that, in the opinion of such managing underwriter(s), can be included without such interference. If, as a result of the cutback provisions of the preceding sentence, any Holder is not entitled to include all of the Holder Securities in such registration that such Holder requested be so included, such Holder may elect to withdraw its request to include such Holder Securities in such registration (a "Withdrawal Election"); provided, that a Withdrawal Election shall be irrevocable and Holder shall no longer have any right to include any Holder Securities in the registration as to which such Withdrawal Election was made.

                  (v) As a condition to Holder's right to include Holder Securities in a registration pursuant to this Section 7.3, Holder shall, if requested by the Company or the managing underwriter(s) in connection with such registration and distribution, (i) agree to sell the Holder Securities on the basis provided in any underwriting arrangements entered into in connection therewith and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents which are customary in similar transactions and required under the terms of such underwriting arrangements.

                  (vi) If any Holder disapproves of the terms of any such registration, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter(s).

7.4. Registration Procedures.

         (a) Whenever the Company is required to use its Best Efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to the terms and conditions of Section 7.2(a) or the Company determines to effect any registration in which Holder Securities are to be included pursuant to Section 7.3 (such Registrable Securities and Holder Securities being hereinafter referred to as "Subject Securities"), the Company will use its Best Efforts to effect the registration and sale of the Subject Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will as soon as practicable:

                  (i) furnish the Holders of Subject Securities, without charge, such number of copies of the prospectus included in a registration statement (including each preliminary prospectus), and such other documents, as such Holder may reasonably request;

                  (ii) use its Best Efforts to register or qualify the Subject Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the managing underwriter(s) shall reasonably recommend, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Subject Securities covered by such registration statement in accordance with the plan of distribution, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, (B) subject itself to taxation in any such jurisdiction wherein it is not so subject or (C) consent to general service of process in any such jurisdiction or otherwise take any action that may subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject;

                  (iii) otherwise use its Best Efforts to comply with all applicable rules and regulations of the SEC;

                  (iv) immediately notify each Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, if the Company, in its sole judgment, becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the request of Holder, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of the securities covered thereby, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

                  (v) after a registration statement pursuant to Section 7.2 of this Agreement is filed with the SEC, prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of ninety (90) days and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Holder(s) set forth in such registration statement; and

                  (vi) execute and deliver all instruments and documents (including an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as are customary in underwritten public offerings.

         (b) The Holders shall provide (in writing and signed by the Holders and stated to be specifically for use in the related registration statement, preliminary prospectus, prospectus or other document incident thereto) all such information and materials regarding the Holder and the plan of distribution and take all such action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and any applicable state securities laws and to obtain any desired acceleration of the effective date of any registration statement prepared and filed by the Company pursuant to this Agreement.

         (c) In connection with a registration pursuant to Section 7.2 involves an underwritten offering, and in connection with any registration by the Company of Company Securities for sale for its own account pursuant to Section 7.3, each Holder agrees, whether or not any of such Holder's Registrable Securities are included in such registration, not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Company Securities which are similar to the securities included in such registration (other than as part of such underwritten offering), without the consent of the managing underwriter, for a period of 90 days after the date a request for registration is made pursuant
Section 7.2(a) or the date the Company notifies the Holders of its intent to register such Company Securities pursuant to Section 7.3, as the case may be; provided, however, that if the registration statement filed in connection therewith becomes effective within such 90-day period, such 90-day period shall be extended for such period (not to exceed 45 days after the date such registration statement is declared effective) as may be required pursuant to the terms and conditions of any underwriting agreement entered into in connection with such proposed registration.

         (d) In connection with a registration effected pursuant to Section 7.2 involving an underwritten offering, the Company agrees not to effect any public offering of any of its equity securities or securities convertible into or exchangeable or exercisable for any of such equity securities during a period commencing on the effective date of such registration and ending not more than 90 calendar days thereafter, except for such underwritten offering or in connection with any Plan or an acquisition merger or exchange offer.

         (e) Upon receipt of any notice from the Company that the Company has become aware that the prospectus (including any preliminary prospectus) included in any registration statement filed pursuant to Section 7.2 or 7.3 hereof, as then in effect, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder shall forthwith discontinue disposition of Subject Securities pursuant to the registration statement covering the same until such Holder's receipt of copies of a supplemented or amended prospectus and, if so directed by the Company, deliver to the Company (at the Company's expense) all copies other than permanent file copies then in such Holder's possession of the prospectus covering the Subject Securities that was in effect prior to such amendment or supplement.

         (f) The Company shall pay all out-of-pocket expenses incurred in connection with any registration statements in which Subject Securities are included pursuant to Section 7.2 or 7.3 of this Agreement, including, without limitation, all SEC and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, underwriting discounts, commissions and expenses attributable to securities sold for the account of the Company pursuant to such registration, fees and disbursements of the Company's counsel and accountants and fees and disbursements of experts by the Company in connection with such registration, except that each Holder shall pay all underwriting discounts, commissions and expenses attributable to the Subject Securities sold pursuant to such registration, and fees and expenses of its counsel and accountants.

         (g) If a Holder requests registration of Registrable Securities pursuant to Section 7.2, the Company shall have the right to select the managing underwriter for such offering with the selection to be subject to the approval of the Holder, such approval not to be unreasonably withheld or delayed. In connection with a registration effected under Section 7.3, the Company shall at all times retain the right, in its sole discretion, to select any underwriters necessary for making an offering in conjunction with such registration.

7.5. Indemnification.

         (a) In the event of any registration of any of the Registrable Securities under the Securities Act pursuant to this Article VII, then to the extent permitted by law the Company shall indemnify and hold harmless the Holder that sells such Registrable Securities, its directors and officers, each underwriter of such Registrable Securities and each other Person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Holder, such directors and officers, underwriter or controlling Person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any preliminary prospectus or final prospectus contained in such registration statement, or any amendment or supplement to such registration statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company shall reimburse the seller, underwriter and each such controlling Person for any legal or any other expenses reasonably incurred by such seller, underwriter or controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company in writing, by or on behalf of such seller, underwriter or controlling Person specifically for use in the preparation thereof.

         (b) In the event of any registration of the Registrable Securities under the Securities Act pursuant to this Article VII, then to the extent permitted by law, each Holder of Registrable Securities, whose securities are included in such offering, shall, severally and not jointly, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling Person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement, any preliminary prospectus or final prospectus contained in such registration statement, or any amendment or supplement to such registration statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made solely in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller, specifically for use in connection with the preparation of such registration statement, prospectus, amendment or supplement; PROVIDED, HOWEVER, that the Holders shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished by the Company. In no event shall the liability of any Holder hereunder exceed the amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnity obligation.

         (c) An underwriter shall not be entitled to indemnification pursuant to this subsection in the event that it fails to deliver to any selling Holder any preliminary or final or revised prospectus, as required by the rules and regulations of the SEC. No indemnification shall be provided pursuant to this subsection in the event that any error in a preliminary prospectus of the Company is subsequently corrected in the final prospectus of the Company for a particular offering, and such final prospectus is delivered to all purchasers in the offering prior to the date of purchase of the securities.

         (d) The aforesaid indemnity obligations of the Company and the Holders shall remain in full force and effect following any termination of this Agreement or any sale or transfer of the relevant securities by any Holder pursuant to this Agreement.

         (e) Each party entitled to indemnification under this Section 7.5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.5 unless the Indemnifying Party is materially prejudiced thereby. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld.

         (f) If the indemnification provided for in this Section 7.5 shall for any reason be held by a court to be unavailable to an Indemnified Party in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable pursuant to such indemnification, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Company and the Holders selling Registrable Securities covered by the registration statement which resulted in such losses, claims, damages or liabilities, or actions in respect thereof, with respect to the statements or omissions which resulted in such losses, claims, damages or liabilities, or actions in respect thereof, the opportunity to correct and prevent any statement or omission, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and such Holders from the offering of the securities covered by such registration statement, provided that the limitation set forth in the last sentence of the second paragraph of that Section 7.5 shall apply. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts of payment for any settlement of any actions or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

7.6. Registration Rights Granted to Third Parties.

         The Company shall not grant any registration rights to any Person which conflict with the terms of this Article VII.


                                  ARTICLE VIII.

                                  Miscellaneous

8.1. Fees and Expenses.

         Each Party shall be solely responsible for the payment of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Agreements.

8.2. Legend.

         All certificates evidencing the Shares and the Warrants shall bear the following legend, to the extent applicable, which legend will remain on such certificates until such time as the securities represented by such certificates are no longer subject to the restrictions set forth in Section 4.2 and there is delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legend is no longer required (at which time new certificates shall be issued at the Company's expense without such legend):

         THIS SECURITY IS SUBJECT TO THE PROVISIONS OF THE INVESTMENT AND MASTER STRATEGIC RELATIONSHIP AGREEMENT DATED AS OF OCTOBER 9, 1997 BETWEEN THE ISSUER AND SYNTHELABO AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE ISSUER. THIS SECURITY WAS SOLD IN A PRIVATE

         PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

The Company may not enter a stop transfer order with any transfer agent for Shares or Warrants against the transfer of any Shares or Warrants Beneficially Owned by the Investor, except in compliance with the provisions of this Agreement.

8.3. Survivability.

         The representations and warranties made by the Parties to this Agreement as of the Initial Closing shall be in full force and effect for a period of six months after the Initial Closing Date, at which time all of such representations and warranties shall terminate and be of no further force and effect. The representations and warranties made by the Parties to this Agreement as of the Supplemental Closing or any Deferred Closing shall remain in full force and effect as to the Shares and Warrants acquired at such the Supplemental Closing or Deferred Closing for a period of six months after the Supplemental Closing or such Deferred Closing, at which time all of such representations and warranties shall terminate and be of no further force and effect.

8.4. Severability.

         If any provision of this Agreement is held by a court of competent jurisdiction (including pursuant to enforcement of any arbitration award under this Agreement) or panel of arbitrators to be invalid, unlawful or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid, lawful and enforceable or, if such modification is not possible, it shall be stricken from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect; provided, however, that if a provision is so stricken and is of a nature so as to fundamentally alter the economic arrangements of this Agreement the Party adversely affected may terminate this Agreement by giving to the other Party sixty days written notice of termination.

8.5. Specific Enforcement; Consent to Jurisdiction.

         (a)      SPECIFIC ENFORCEMENT.

         The Company and the Investor agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

         (b)      CONSENT TO JURISDICTION.

         For purposes of any suit, action, or legal proceeding permitted under this Agreement, each Party to this Agreement (a) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any such suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement or any of the Related Agreements (including pursuant to the New York Convention, the U.S. Arbitration Act, or otherwise), and (b) to the extent permitted by Applicable Law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each Party to this Agreement hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court for the Southern District of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

         (c)      SOVEREIGN IMMUNITY.

         Each Party hereto agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set off or counterclaim, from the jurisdiction of any set off or counterclaim, from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution prior to judgment or from any other legal process in any jurisdiction, it, for itself and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the subject matter hereof (including without limitation any obligation for the payment of money). Each Party hereto is not subject to withdrawal in any jurisdiction or under any statute, including, without limitation, the Foreign Sovereign Immunities Act, 28 U.S.C. ss.ss. 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against any Party hereto with respect to this Agreement or any of the Related Agreements.

         (d) The Parties hereby agree to exclude application of the following instruments and documents: United Nations Convention on the International Sale of Goods; 1990 International Chamber of Commerce Incoterms; Revised American Foreign Trade Definitions; and UNCITRAL Arbitration Rules.

8.6. Dispute Resolution Procedures.

         (a) All disputes between or among the Parties and/or any of their Affiliates including the Joint Venture under this Agreement and the Related Agreements shall be settled, if possible, through good faith negotiations between the relevant parties. Prior to resolving any dispute by means of arbitration or by means of any suit, action or legal proceeding permitted under this Section 8.6, the relevant parties involved in such dispute shall refer such dispute to their respective Chief Executive Officers or equivalent, who shall meet in person to negotiate in good faith the possible resolution thereof on at least two occasions within 30 days before any such party commences arbitration or other litigation permitted under this Agreement (provided, that if any such party fails or refuses to have a representative attend such meetings within such thirty (30) day period, the procedures of Section 8.6(c) shall be applicable after the conclusion of such thirty (30) day period); and further provided that
(i) any legal proceedings seeking interim equitable relief (including a temporary restraining order or preliminary injunction) until such time as such interim equitable relief can be addressed through arbitration; (ii) proceedings for provisional relief contemplated by Section 8.6(k) below; and (iii) third party legal proceedings under Section 8.6(b) below may be commenced immediately.

         (b) If a Party or any of its Affiliates including the Joint Venture is subject to a claim, demand, action or legal proceeding by a third party and is permitted by law or arbitral rules to join another Party to such proceeding, this Section 8.6 shall not prevent such joinder. This Section shall also not prevent either Party or any such Affiliate from pursuing any legal action against a third party.

         (c) In the event such good faith negotiations are unsuccessful, either Party may, after 30 days' written notice to the other, submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, to arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing International Arbitration rules except that Sections 29 and 31 of the Commercial Arbitration Rules in effect on the date hereof, a copy of which is attached hereto as
Schedule 8.6, shall govern in the event of any conflict therewith (collectively, the "AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         (d) To the extent this Section is deemed a separate agreement, independent from this Agreement, the remaining provisions of Article VIII shall be incorporated herein by reference. Either Party (the "Initiating Party") may commence an arbitration by submitting a Demand for Arbitration under the AAA Rules ("Demand for Arbitration") and by notice to the other Party (the "Respondent") in accordance with Section 8.9. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any nonmonetary relief sought against the Respondent. After the Demand for Arbitration, response and counterclaim, if any, and reply to counterclaim, if any, have been submitted, either Party may propose additional issues for resolution in the pending proceedings only if expressly so ordered by the arbitrators.

         (e) The place of arbitration shall be New York, New York, and the award shall be deemed a U.S. award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the "New York Convention").

         (f) The Parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA. If the Parties fail so to nominate a sole arbitrator within 30 days from the date when the Initiating Party's Demand for Arbitration has been communicated to the Respondent, a board of three arbitrators shall be appointed by the Parties jointly or, if the Parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of the Initiating Party and the Respondent within 60 days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association in accordance with the AAA Rules. Notwithstanding the foregoing, if any Party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Parties in accordance with Section 8.9. Any award shall be rendered by a majority of the arbitrators. A hearing on the matter in dispute shall commence within 90 days following selection of the arbitrators, and the decision of the arbitrators shall be rendered no later than 90 days after commencement of such hearing.

         (g) An award rendered in connection with an arbitration pursuant to this Section shall be final and binding upon the Parties and the Parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrations set forth in the award, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

         (h) The Parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Parties hereby waive all in personam jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

         (i) The Parties hereby agree that for purposes of the New York Convention, the relationship between the Parties is commercial in nature, and that any disputes between the Parties related to this Agreement shall be deemed commercial.

         (j) The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both Parties. The arbitrators shall apportion to each Party all costs (including attorneys' fees and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either Party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief (except ex parte relief) that a court of the State of New York could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

         (k) The Parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief. The parties may also commence legal action in lieu of any arbitration under this Section 8.6 in connection with any third party litigation proceedings or any matter involving disputes related to Intellectual Property Rights.

         (l) After the appointment of the arbitrators, the parties to the arbitration shall have the right to take depositions, ask interrogatories, obtain documentation and to obtain other discovery regarding the subject matter of the arbitration, and, to that end, to use and exercise all the same rights, remedies, and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof, as if the subject matter of the arbitration were pending in a civil action before the United States District Court for the Southern District of New York and such persons, documents, or other requested material were located in the State of New York. The parties shall reach agreement with the arbitrator on a streamlined and expedited discovery program in order to save costs and avoid unnecessary delay in completing any arbitration and may present to the arbitrator for a ruling any reasons for limiting such discovery in order to save costs and avoid delay.

         (m) All claims arising under this Agreement and all Related Agreements brought by the Parties and/or their Affiliates (including the Joint Venture) at substantially the same time shall be referred to a single arbitration to the extent arbitrable under this Section 8.6.

8.7. Brokers.

         Each of the Company and the Investor agrees that it shall indemnify and hold harmless the other and its Affiliates from and against any and all claims, liabilities, or obligations with respect to brokerage or finders' fees or commissions or consulting fees in connection with the transactions contemplated by this Agreement and the Related Agreements asserted by any Person on the basis of any agreement, statement or representation alleged to have been made by such Party.

8.8. Entire Agreement; Amendments.

         This Agreement, the Related Agreements, Schedules and Exhibits hereto and thereto XXXXXXXXXXXXXXXXX XXXXXXXXXXXX XXXXXXXX XXXXXXXXXX XXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXX collectively contain the entire understanding of the Parties with respect to the matters referred to hereby and thereby and, except as specifically set forth herein and therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement or any of the Related Agreements XXXXXXXXXXXXX XXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXX XXXXXXXX may be amended or supplemented other than by a written instrument signed by the party against whom enforcement of any such amendment or supplement is sought.

8.9. Notices.

         Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by telex (with correct answerback received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

         If to the Company:

         Angeion Corporation
         3650 Annapolis Lane, Suite 170
         Plymouth, MN 55447-5434
         Telephone: (612) 550-9388
         Telecopier: (612) 509-9525
         Attention: Chief Executive Officer

         With a copy to:

         Morrison & Foerster, LLP
         425 Market Street
         San Francisco, CA 94105
         Telephone: (415) 268-7000
         Telecopier: (415) 268-7522
         Attention: Gavin B. Grover, Esq.

         If to the Investor:

         Synthelabo
         22 Avenue Galilee
         92350 Le Plessis Robinson
         France
         Telephone: (33)(1)45.37.56.67
         Telecopier: (33)(1)45.37.58.04
         Attention: General Counsel

         With copies to:

         ELA Medical
         Centre d'Affaires la Boursidiere
         92357 Le Plessis Robinson
         France
         Telephone: (33)(1)46.01.33.01
         Telecopier: (33)(1)46.01.33.15
         Attention: President

               and

         Coudert Brothers
         1114 Avenue of the Americas
         New York, NY 10036-7703
         Telephone: (212) 626-4400
         Telecopier: (212) 626-4120
         Attention: James C. Colihan, Esq.

Each Party may from time to time change its address for notices under this
Section 8.9 by giving at least 10 days' notice of such changed address to the other Party.

8.10. No Waiver.

         No waiver by either Party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future hereof; or a waiver of any other provision, condition or request hereof; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

8.11. Heading.

         The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

8.12. Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. The Parties may amend this Agreement without notice to or the consent of any Person. Neither Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party (which consent may be withheld for any reason in the sole discretion of the Party from whom consent is given). The assignment by a Party of this Agreement or any rights hereunder or thereunder shall not affect the obligations of such Party under this Agreement.

8.13. No Third Party Beneficiaries.

         This Agreement is intended for the benefit of the Parties and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.14. Governing Law.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

8.15. Further Assurances.

         Each Party agrees to take such further actions, including the execution of such further documents, as may be necessary or desirable, or reasonably requested by the other, in order to carry out the provisions of this Agreement including all reasonable action required to be taken by the Company to enable the consummation of any Deferred Closing or the Supplemental Closing including convening a meeting of the Company's shareholders.

8.16. English Language Controls.

         The original and controlling version of this Agreement and the Related Agreements shall be the version using the English language. All translations of this Agreement or any of the Related Agreements into other languages shall be for the convenience of the parties only, and shall not control the meaning or application of this Agreement or any of the Related Agreements. All notices and other communications required or permitted by this Agreement or any Related Agreement must be in English, and the interpretation and application of such notices and other communications shall be based solely upon the English language version thereof.

8.17. Relationship of the Parties.

         For all purposes of this Agreement and the Related Agreements, the Investor, the Company, the Joint Venture and all of their respective Affiliates shall be deemed to be independent entities and anything in this Agreement or the Related Agreements to the contrary notwithstanding, except for the Joint Venture, nothing herein shall be deemed to constitute the Investor and the Company or any of their respective Affiliates as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement or any Related Agreement make any party hereto an employee or agent, legal or otherwise, of the other parties for any purposes whatsoever. None of the parties hereto or thereto is authorized to make any statements or representations on behalf of the other parties or in any way obligate the other parties, except as expressly authorized in writing by the other parties. Anything in this Agreement or any Related Agreement to the contrary notwithstanding, no party hereto or thereto shall assume nor shall be liable for any liabilities or obligations of the other parties, whether past, present or future.

8.18. Confidentiality; Publicity.

         (a) Each Party shall (and shall cause its Affiliates, agents and representatives to), for the term of this Agreement and for six (6) years after the expiration or termination of this Agreement for any reason, (i) keep confidential, (ii) not disclose to others, (iii) use only for the purposes provided for or permitted under this Agreement or any Related Agreement, and
(iv) use Best Efforts, and at least the same degree of care (but no less than a reasonable degree of care) as it uses to protect its own Confidential Information of like importance, to prevent unauthorized use, dissemination and disclosure of, all of the other Party's Confidential Information, except as expressly provided for or permitted by this Agreement or such Related Agreement. All Confidential Information shall, as between the Parties, remain the sole property of the disclosing Party. The receiving Party and its Affiliates, agents and representatives shall have no rights to the Confidential Information of the disclosing Party, except as provided in this Agreement. Nothing in this Section
8.18 shall prevent disclosure or use of information which is or becomes public knowledge without the fault of the receiving Party and its Affiliates, agents and representatives or information already known to, or proven by written evidence to have been independently derived by, the receiving Party or received from a third party having the right to convey it. Notwithstanding the foregoing, such Confidential Information may be (i) disclosed to a Governmental Authority and to others to the extent such disclosure may be required to be included in regulatory filings permitted under the terms of this Agreement or any Related Agreement or required under Applicable Law; (ii) published by the receiving Party, if and to the extent such publication has been approved in writing by the disclosing Party; or (iii) disclosed to the extent required by Applicable Law or as ordered by a court or other regulatory body having competent jurisdiction. In each of the foregoing cases, the receiving Party will use its Best Efforts to limit the disclosure and maintain confidentiality of such Confidential Information to the maximum extent practicable and prior to making any such disclosure it shall use Best Efforts to consult with the disclosing Party regarding the scope of any protective order or other confidentiality protections that may be available to limit the extent of disclosure. Any disclosure of Confidential Information to any Affiliates, agents or representatives of the receiving Party shall be limited to a "need to know" basis for purposes related to this Agreement; provided that (i) the receiving Party shall be responsible and liable to the disclosing Party for any breach of the terms of this Section 8.18 by any Affiliate, agent or representative, and (ii) disclosure by the receiving Party to any agent or representative shall be made pursuant to appropriate confidentiality agreements.

         The provisions of this Section 8.18 shall survive and shall remain in full force and effect for six (6) years after the expiration or termination of this Agreement or any Related Agreement for any reason. After any expiration or termination of this Agreement or any Related Agreement, upon written request, each Party shall promptly discontinue the use of, and return within thirty (30) business days all originals and copies of, any requested Confidential Information that was disclosed by the other Party or is the property of the other Party and that has been fixed in any tangible means of expression. For purposes of this Section 8.18, L'Oreal shall be deemed an Affiliate of Investor.

         (b) Each Party agrees, and shall cause its Affiliates to, not to issue any press release, disclosing the terms of, or relating to, this Agreement or any Related Agreement, without the prior written consent of the other Party; provided, however, that neither Party or its Affiliates shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws. Such disclosing Party shall use its Best Efforts to consult with the other Party regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement or any Related Agreement and shall use its Best Efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

8.19. Number and Gender of Words.

         Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

8.20. Interpretation.

When a reference is made in this Agreement or any Related Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule to this Agreement or such Related Agreement, unless otherwise indicated. Any references to Applicable Laws or a subset thereof shall be deemed to include any amendments or additions thereto from time to time or any successor or similar Applicable Law.

8.21. Counterparts.

         This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                     ANGEION CORPORATION



                                      By: /s/ W.A. McFarlin
                                         --------------------------------------
                                          Name:   W.A. McFarlin
                                          Title:  Chairman/CEO



                                      SYNTHELABO



                                      By: /s/ Goupit Philippe
                                         --------------------------------------
                                          Name: Goupit Philippe
                                          Title: Attorney-in-Fact